SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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YELP INC.

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YELP INC.
140 New Montgomery Street
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of YELP INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 15, 2017 at 9:00 a.m. (Pacific time).

As in 2016, the Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/Yelp2017. We continue to believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and the Company.

At the Annual Meeting, stockholders will vote on the following matters:

1.	To elect the two nominees for director named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2020 Annual Meeting of Stockholders.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.
4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 17, 2017. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or at any adjournment thereof.

We look forward to your attendance at our Annual Meeting.

By Order of the Board of Directors

Laurence Wilson
Corporate Secretary

San Francisco, California
April 28, 2017

You are cordially invited to attend and participate in the Annual Meeting, which will be held virtually via the Internet. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a legal proxy issued in your name from that record holder.

YELP INC.
140 New Montgomery Street
San Francisco, California 94105

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

June 15, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

We are providing you with these proxy materials because the Board of Directors of Yelp Inc., or the Board, is soliciting your proxy to vote at Yelp’s 2017 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements thereof, to be held via a live audio webcast on Thursday, June 15, 2017 at 9:00 a.m. Pacific time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/Yelp2017, where you will be able to listen to the meeting live, submit questions and vote online.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016, or our Annual Report, are being distributed and made available on or about April 28, 2017. As used in this Proxy Statement, references to “we,” “us,” “our,” “Yelp” and the “Company” refer to Yelp Inc. and its consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Consequently, our stockholders generally will not receive paper copies of our proxy materials unless they request them. We will instead send a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders of record with instructions for accessing the proxy materials and voting over the Internet or by telephone. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to have a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 28, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 9, 2017. In addition, you may request a printed copy of our proxy materials by following the instructions found in the Notice.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2017, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 80,342,962 shares of our common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet or by telephone, or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are a beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

●	Proposal No. 1: the election of the two nominees for director named in this Proxy Statement;
●

Proposal No. 2: the ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

●	Proposal No. 3: the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I attend and participate in the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/Yelp2017. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

How do I vote?

You may vote “For” all the nominees to the Board, “Withhold” your vote from all nominees or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” the proposal, or “Abstain.” The procedures for voting are as follows:

Vote at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/Yelp2017. You will be asked to provide the control number from your Notice.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must obtain a valid proxy from your broker, bank or other agent to vote online during the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

The webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific time, and you should allow reasonable time for the check-in procedures.

Vote by Proxy

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.

If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 14, 2017 to be counted.

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To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 14, 2017 to be counted.

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To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

We are holding the Annual Meeting online and providing Internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by telephone or through the Internet, by requesting and returning a printed proxy card or by submitting a ballot online during the Annual Meeting.

How many votes do I have?

On each matter to be voted on, you have one vote for each share of common stock you owned as of the Record Date. We previously had two classes of common stock outstanding: Class A common stock, holders of which were entitled to one vote per share, and Class B common stock, holders of which were entitled to ten votes per share. Our Class A common stock and Class B common stock converted into a single class of common stock on September 22, 2016.

What happens if I do not vote?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing a proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1 or 3 without your instructions, but may vote your shares on Proposal No. 2.

What if I return my proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

●	“For” the election of each of the two nominees for director;
●	“For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
●	“For” the advisory approval of executive compensation.

If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of your Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholders of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may grant a subsequent proxy by telephone or through the Internet.
●	You may submit another properly completed proxy card with a later date.
●

You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105. Such notice will be considered timely if it is received at the indicated address by the close of business on Wednesday, June 14, 2017.

●	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal No. 1 to elect directors, “For” and “Withhold” votes and broker non-votes, and, with respect to all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal			Effect of	Effect of Broker
Number	Proposal Description	Vote Required for Approval	Abstentions	Non-Votes
1	Election of Directors	Two nominees receiving the most “For” votes from the holders of shares present and entitled to vote	Withheld votes will have no effect	None

2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017	“For” votes from the holders of a majority of the shares present and entitled to vote	Against	None*

3	Advisory approval of the compensation of our named executive officers	“For” votes from the holders of a majority of the shares present and entitled to vote	Against	None
____________________

*	Broker non-votes will have no effect; however, Proposal No. 2 is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

What is the quorum requirement?

In order to conduct business at the Annual Meeting, a quorum must be present at the meeting or represented by proxy. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person, by remote communication or represented by proxy. On the Record Date, there were 80,342,962 shares of common stock outstanding and entitled to vote. Thus, the holders of 40,171,482 shares of our common stock must be present in person, by remote communication or represented by proxy at the Annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of shares representing a majority of the shares of common stock present at the Annual Meeting in person, by remote communication or represented by proxy may adjourn the Annual Meeting to another date.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, you must submit your proposal, in writing, by December 29, 2017 to our Corporate Secretary at 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2018 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 17, 2018 nor earlier than the close of business on February 15, 2018. However, if our 2018 Annual Meeting of Stockholders is not held between May 16, 2018 and July 15, 2018, to be timely, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the 2018 Annual Meeting of Stockholders and not later than (i) the close of business on the later of the 90th day prior to the 2018 Annual Meeting of Stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chair of the 2018 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2018 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any proposal (i) presented by a stockholder at that meeting for which we have not been provided with timely notice and (ii) made in accordance with our Bylaws, if (x) the 2018 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, and (y) the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are two directors in the class whose term of office expires in 2017. If elected at the Annual Meeting, each of these nominees would serve until the 2020 Annual Meeting of Stockholders and until her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Under our Corporate Governance Guidelines, directors are encouraged and expected to attend the Annual Meeting. Six out of the eight then-current directors attended the 2016 Annual Meeting of Stockholders.

The following table sets forth information with respect to our directors, including the two nominees for election at the Annual Meeting, as of April 17, 2017:

		DIRECTOR	PRINCIPAL OCCUPATION/
NAME	AGE	SINCE	POSITION HELD WITH THE COMPANY
Class II Directors – Nominees for Election at the Annual Meeting

Diane M. Irvine	58	Nov. 2011	Chairperson of the Board; Independent Advisor
Mariam Naficy	46	Jan. 2014	Chief Executive Officer, Minted LLC

Class III Directors – Continuing in Office until the 2018 Annual Meeting

Geoff Donaker	44	Dec. 2010	Director, Yelp Inc.
Robert Gibbs	46	May 2012	Executive Vice President, Global Chief Communications Officer, McDonald’s Corporation
Jeremy Stoppelman	39	Sept. 2005	Co-Founder and Chief Executive Officer

Class I Directors – Continuing in Office until the 2019 Annual Meeting

Fred D. Anderson, Jr.	72	Feb. 2011	Managing Director, Elevation Partners and NextEquity Partners
Peter Fenton	44	Sept. 2006	General Partner, Benchmark Capital
Jeremy Levine	43	Nov. 2005	Partner, Bessemer Venture Partners

Each of the listed nominees was recommended for election by the Nominating and Corporate Governance Committee of the Board, or the Nominating Committee. Our Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee has identified and evaluated these nominees in the broader context of the Board’s overall composition, with the goal of selecting nominees who complement and strengthen the skills of other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to the effective functioning of the Board.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. However, pursuant to the Director Resignation Policy our Board adopted in 2017, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election will be required to submit his or her resignation for the consideration by the Nominating Committee. The Nominating Committee will then consider the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating Committee’s recommendation. Promptly following the Board’s decision, we will disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If either nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Nominating Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that either nominee will be unable to serve.

Each of the nominees listed below is currently a director. A brief biography of each nominee and each director whose term will continue after the Annual Meeting is set forth below. The biographies below also include information regarding the specific experience, qualifications, attributes or skills of each nominee or director that led the Nominating Committee to determine that such individual should serve as a member of the Board as of the date of this Proxy Statement.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

Diane M. Irvine has served as Chairperson of the Board since September 2015. She previously served as Chief Executive Officer of Blue Nile, Inc., an online retailer of diamonds and fine jewelry, from February 2008 to November 2011, and as President from February 2007 to November 2011. Ms. Irvine also served on the board of directors of Blue Nile from May 2001 to November 2011, and as the Chief Financial Officer of Blue Nile from December 1999 to September 2007. From February 1994 to May 1999, Ms. Irvine served as Vice President and Chief Financial Officer of Plum Creek Timber Company, Inc., a timberland management and wood products company. From September 1981 to February 1994, Ms. Irvine served in various capacities, most recently as a partner, with Coopers & Lybrand LLP, an accounting firm. Ms. Irvine currently serves on the boards of directors of Rightside Group, Ltd. and XO Group Inc. She previously served on the board of directors of CafePress Inc. from May 2012 to May 2015. Ms. Irvine holds a B.S. in Accounting from Illinois State University and an M.S. in Taxation and a Doctor of Humane Letters from Golden Gate University. The Nominating Committee believes Ms. Irvine should serve on the Board due to her financial expertise and extensive experience in public company management.

Mariam Naficy has been the Chief Executive Officer of Minted LLC, an online marketplace for independent design and art, since she founded the company in June 2007. Prior to founding Minted, she was the general manager of the e-commerce division of The Body Shop International plc, a cosmetics retailer, from November 2003 to June 2007. She previously served as Vice President, Marketing and Product Development of Movielink, LLC, a web-based video on demand service, from April 2002 to May 2003, Interim Vice President of Marketing for Columbia Tristar International Television, a television and distribution and production company, from January 2002 to May 2002, and co-founder and Chief Executive Officer of Eve.com, an online cosmetics retailer, from June 1998 to October 2000, when it was acquired by Idealab. Ms. Naficy also sits on the board of Every Mother Counts, a non-profit organization founded to increase public awareness and support for improved maternal and child health. She holds a B.A. in Political Economy from Williams College and an M.B.A. from the Stanford University Graduate School of Business. The Nominating Committee believes Ms. Naficy should serve on the Board due to her expertise in operating and managing companies in the e-commerce sector.

THE BOARD RECOMMENDS
A VOTE “FOR” ALL OF THE NAMED NOMINEES

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Geoff Donaker is a start-up advisor and investor and most recently served as our Chief Operating Officer from June 2006 through August 2016, where he helped to orchestrate our geographic expansion, build our revenue lines and hire our management team. Prior to joining us, Mr. Donaker served in various management and business development roles at Internet companies, including eBay Inc., an Internet marketplace and online payments platform company, and Excite, an Internet search and content provider, from 1998 to 2005. Mr. Donaker began his career with Mercer Management Consulting (now Oliver Wyman). He holds a B.S. in Mechanical Engineering from Stanford University. The Nominating Committee believes Mr. Donaker should serve on the Board due to his experience in the Internet industry and the perspective gained from working with us since our early stages.

Robert Gibbs has been Executive Vice President, Global Chief Communications Officer of McDonald’s Corporation, a global foodservice retailer, since June 2015. Prior to joining McDonald’s, Mr. Gibbs was a Partner at The Incite Agency, a strategic communications firm, from June 2013 to June 2015 and a contributor to cable news channel MSNBC from February 2013 to June 2015. Mr. Gibbs previously served as a senior campaign advisor to President Barack Obama for the 2012 presidential election from January 2012 to November 2012. From January 2009 to February 2011, he served as the 28th White House Press Secretary. Prior to January 2009, Mr. Gibbs was the Communications Director for then-U.S. Senator Obama and for Mr. Obama’s 2008 presidential campaign. Mr. Gibbs was Press Secretary for Senator John Kerry’s 2004 presidential campaign and previously specialized in Senate campaigns, having served as Communications Director for the Democratic Senatorial Campaign Committee and for four individual Senate campaigns, including those of Mr. Obama in 2004 and Fritz Hollings in 1998. Mr. Gibbs holds a B.A. in Political Science from North Carolina State University. The Nominating Committee believes Mr. Gibbs should serve on the Board due to his significant media, communications and public policy experience.

Jeremy Stoppelman is our co-founder and has served as our Chief Executive Officer since our inception in 2004. Prior to founding Yelp, Mr. Stoppelman held various engineering roles at PayPal, Inc., an online payment company, from February 2000 to June 2003, most recently serving as Vice President of Engineering. Prior to PayPal, Mr. Stoppelman was a software engineer at Excite@Home, an Internet company, from August 1999 to January 2000. He holds a B.S. in Computer Science from the University of Illinois. The Nominating Committee believes Mr. Stoppelman should serve on the Board due to the perspective gained from his experience as one of our founders and our Chief Executive Officer, as well as his experience in the Internet industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Fred D. Anderson, Jr. serves as a Managing Director of Next Equity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he co-founded in July 2004, making venture capital and private equity investments in technology and digital media companies. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of mobile communication and media devices, personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. Mr. Anderson also served on the boards of directors of Apple from June 2004 to September 2006, Palm, Inc. from October 2007 to July 2010 and Move, Inc. from November 2006 to March 2012. Mr. Anderson currently serves on the board of directors of eBay Inc., the board of trustees of Whittier College and the Stanford Athletic Advisory Board. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from the University of California, Los Angeles. The Nominating Committee believes Mr. Anderson’s extensive financial management expertise as the former chief financial officer of global technology firms gives him the experience, qualifications and skills to serve as a director. In addition, his significant expertise on the boards of directors of other public and private technology companies at various stages of development provides the Board with important perspectives on corporate governance matters.

Peter Fenton has been a General Partner at Benchmark, a venture capital firm, where his investment interests include software, digital media and technology-enabled devices, since September 2006. Prior to joining Benchmark, Mr. Fenton was a Managing Partner at Accel Partners, a venture capital firm, from October 1999 to May 2006. Prior to joining the venture capital community, he was a General Manager of Video at Autonomy Virage, Inc., a multimedia information retrieval company, from April 1996 to April 1998. Mr. Fenton also serves on the boards of directors of Twitter, Inc. (through May 2017), Hortonworks, Inc., Zendesk, Inc. and New Relic, Inc. He holds a B.A. in Philosophy from Stanford University and an M.B.A. from the Stanford University Graduate School of Business. The Nominating Committee believes Mr. Fenton should serve on the Board due to his extensive experience with providing guidance and counsel to a wide variety of Internet and technology companies and serving on the boards of directors of a range of public and private companies.

Jeremy Levine is a Partner at Bessemer Venture Partners, a venture capital firm, which he joined in May 2001, where his investment interests include entrepreneurial startups and high growth companies in industries including consumer Internet, consumer software and business software and services. Prior to joining Bessemer, Mr. Levine was Vice President of Operations at Dash.com Inc., an Internet software publisher, from June 1999 to May 2001. Prior to Dash, Mr. Levine was an Associate at AEA Investors, a management buyout firm, where he specialized in consumer products and light industrials, from July 1997 to June 1999. Previously, Mr. Levine was with McKinsey & Company as a management consultant from June 1995 to July 1997. Mr. Levine also serves on the boards of directors of MINDBODY, Inc. and Shopify Inc. Mr. Levine holds a B.S. in Computer Science and Economics from Duke University. The Nominating Committee believes Mr. Levine should serve on the Board due to his experience providing guidance and counsel to a wide variety of Internet and technology companies and serving on the boards of directors of a range of public and private companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

Under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our executive management and independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NYSE listing standards: Mses. Irvine and Naficy and Messrs. Anderson, Fenton, Gibbs, and Levine.

In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company. It considered the current and prior relationships that each non-employee director has with our company and each other and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. J. Stoppelman, our Chief Executive Officer, is not independent by virtue of his employment with the Company. Mr. Donaker, our former Chief Operating Officer, is not independent due to his recent employment with the Company.

BOARD LEADERSHIP STRUCTURE

Ms. Irvine has served as Chairperson of the Board since September 2015. Ms. Irvine’s tenure on the Board, as well as the deep knowledge of our Company gained in her role as Chairperson of the Audit Committee of the Board, or Audit Committee, allow her to provide valuable insights and facilitate the implementation of our strategic initiatives and business plans. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. The Board also believes that Ms. Irvine’s independence is complementary to her familiarity with the Company and management representation on the Board, helping to foster an environment that is conducive to objective evaluation and oversight of management’s performance.

Ms. Irvine has authority, among other things, to call and preside over Board meetings and set meeting agendas, as well as to preside over and establish agendas for executive sessions of the independent directors, giving her substantial authority to shape the work of the Board. The Board believes that her independence, coupled with her substantial financial expertise and experience in public company management, enhances the effectiveness of the Board as a whole and makes her chairpersonship in the best interests of the Board, the Company and its stockholders.

MEETINGS OF THE BOARD

The Board met five times during 2016. Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of 2016 for which he or she was a director or committee member.

INFORMATION REGARDING THE COMMITTEES OF THE BOARD

The Board has three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. The following table provides membership and meeting information for 2016 for each of the Board committees:

Name	Audit	Compensation	Nominating
Fred D. Anderson, Jr.
Peter Fenton
Robert Gibbs
Diane M. Irvine
Jeremy Levine
Mariam Naficy
Total meetings in 2016	9	5	1
____________________

Committee Chairperson

Committee member

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Yelp.

Audit Committee

The Board established the Audit Committee to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of our financial statements, and the quality and integrity of our financial statements and reports. For this purpose, the Audit Committee performs several functions, including:

●	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
●	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
●	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
●

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	conferring with management and our independent registered public accounting firm regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
●	considering and approving or disapproving related-party transactions;
●

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

●	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Audit Committee is currently composed of three directors, Ms. Irvine and Messrs. Anderson and Gibbs, each of whom the Board has determined to be independent (as independence is currently defined in Section 303A.02 of the NYSE listing standards and in Rule 10A-3(b)(1) promulgated under the Exchange Act). The Board has determined that Ms. Irvine and Mr. Anderson each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Irvine’s and Mr. Anderson’s level of knowledge and experience based on a number of factors, including their formal education and experiences as described in their biographies included in this Proxy Statement. Ms. Irvine is the Chairperson of the Audit Committee.

The Audit Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.”

Audit Committee Report(1)

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted, The Audit Committee of the Board of Directors Diane M. Irvine, Chair Fred D. Anderson, Jr. Robert Gibbs
____________________

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Board established the Compensation Committee to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers and directors. The functions of the Compensation Committee include:

●

determining the compensation and other terms of employment of our Chief Executive Officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation, if appropriate;

●	reviewing and recommending to the full Board the compensation of our directors;
●	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
●	establishing policies with respect to equity compensation arrangements;
●

reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

●	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Our Compensation Committee is currently composed of two directors, Messrs. Fenton and Anderson, each of whom the Board has determined to be independent under the NYSE listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Mr. Fenton is the Chairperson of the Compensation Committee.

The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.” Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans.

The specific determinations of the Compensation Committee with respect to executive compensation for 2016 and the Compensation Committee Report, as well as the Compensation Committee’s processes and procedures and the role of our executive officers in recommending and determining executive compensation, are described in detail in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “—Director Compensation” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating Committee

The Board established the Nominating Committee to oversee our corporate governance functions. Specifically, the functions of the Nominating Committee include:

●	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to the Board and management areas for improvement;
●	interviewing, evaluating, nominating and recommending individuals for membership on our Board;
●	reviewing and recommending to our Board any amendments to our corporate governance policies; and
●	reviewing and assessing, at least annually, the performance of the Nominating Committee and its charter.

The Nominating Committee is currently composed of two directors, Mr. Levine and Ms. Naficy, each of whom the Board has determined to be independent under the NYSE listing standards. Mr. Levine is the Chairperson of the Nominating Committee.

The Nominating Committee has adopted a written charter that is available to stockholders on our website at www.yelp-ir.com under the section entitled “Corporate Governance.”

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also considers such factors as possessing relevant expertise on which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to represent rigorously the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the stockholders.

In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee meets to discuss and consider candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.

To identify candidates for Board membership, the Nominating Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

At this time, the Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Yelp and its stockholders. While our management is responsible for the day-to-day management of the risks that we face, the Board is responsible for overseeing our aggregate risk profile and our risk management process, as well as ensuring that an appropriate culture of risk management exists within the Company and setting the right “tone at the top.”

The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes an independent Chairperson, the majority-independent Board and independent Board committees provide a well-functioning and effective balance to management’s representation on the Board. Although the Board does not have a standing risk management committee, it administers its oversight function directly as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.

The Audit Committee considers and discusses our major financial risk exposures, as well as the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management are undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Nominating Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning for the Board and management. In addition, the Nominating Committee monitors the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, including whether they are successful in preventing illegal and improper liability-creating conduct.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this Proxy Statement entitled “Executive Compensation—Compensation Risk Assessment.”

Both the Board as a whole and the various standing committees receive periodic reports from executive management and our Head of Internal Audit, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as appropriate.

COMMUNICATIONS WITH THE BOARD

Stockholders, any other security holders of the Company and other interested parties may communicate with the Board at the following address:

The Board of Directors
c/o Corporate Secretary
Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105

Communications are distributed to the Board or to a particular director, as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-management director upon request.

CODE OF ETHICS

Our Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.yelp-ir.com under the section entitled “Corporate Governance.” If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver of its provisions to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In 2012, the Board documented the governance practices followed by the Company by adopting the Corporate Governance Guidelines to help ensure that the Board will have the necessary authority and practice in place to review and evaluate our business operations as needed to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of executive management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines may be viewed at our website at www.yelp-ir.com under the section entitled “Corporate Governance.”

DIRECTOR COMPENSATION

The following table shows, for the year ended December 31, 2016, certain information with respect to the compensation of each of our non-employee directors.

Director Compensation for the Year Ended December 31, 2016

	Fees Earned or Paid		Stock Awards
Name	in Cash ($)		($)(3)(4)	Total ($)
Fred D. Anderson, Jr.	—	(1)	35,881	35,881
Geoff Donaker(2)	—		—	—
Peter Fenton	—	(1)	31,656	31,656
Robert Gibbs	—	(1)	30,605	30,605
Diane M. Irvine	—	(1)	63,312	63,312
Jeremy Levine	—	(1)	26,380	26,380
Mariam Naficy	22,500		—	22,500
____________________

(1)	The indicated non-employee director elected to receive the following cash fees he or she was otherwise entitled to receive in the form of a restricted stock unit, or RSU, award of equivalent value (calculated as set forth under “—Director Compensation Arrangements—Cash Compensation” below): (a) Mr. Anderson, $34,000; (b) Mr. Fenton, $30,000; (c) Mr. Gibbs, $29,000; (d) Ms. Irvine, $60,000; and (e) Mr. Levine, $25,000.

(2)	Mr. Donaker became a non-employee director during 2016, but did not receive any additional compensation for his service on the Board in 2016 due to his employment by the Company for a portion of the year. He will be eligible to receive compensation for his service on the Board beginning in 2017.

(3)	The amounts reported here do not reflect the actual economic value realized by our directors. In accordance with SEC rules, this column represents aggregate grant date fair value of RSUs granted during the year ended December 31, 2016, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, based on the closing price of our common stock on the date of grant.

(4)	The aggregate number of shares subject to outstanding RSU awards held by non-employee directors as of December 31, 2016 was as follows: (a) 427 shares of common stock for Mr. Anderson; (b) 377 shares of common stock for Mr. Fenton; (c) 364 shares of common stock for Mr. Gibbs; (d) 753 shares of common stock for Ms. Irvine; and (e) 314 shares of common stock for Mr. Levine. Ms. Naficy did not hold any outstanding stock awards as of December 31, 2016.

The aggregate number of shares subject to outstanding stock option awards held by non-employee directors as of December 31, 2016 was as follows: (a) 45,000 shares of common stock for Mr. Gibbs; (b) 45,000 shares of common stock for Ms. Irvine; and (c) 22,500 shares of common stock for Ms. Naficy. No other non-employee director held stock options as of December 31, 2016.

Director Compensation Arrangements

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings. Mr. J. Stoppelman does not receive any additional compensation for his service on the Board. As discussed above, Mr. Donaker did not receive any additional compensation for his service on the Board in 2016 due to his employment by the Company, but will be eligible to receive compensation for his service on the Board beginning in 2017.

Cash Compensation. Following Ms. Irvine’s appointment as Chairperson of the Board at the end of 2015, the Compensation Committee undertook an evaluation of our pay practices for Board and Board committee membership. In connection with this evaluation, in the first quarter of 2016, the Compensation Committee engaged Compensia, its independent compensation consultant, to provide a compensation analysis consisting of Board compensation data from our 2016 peer group companies (as detailed below under “Executive Compensation—Compensation Discussion and Analysis—Compensation Setting Process—Role of Compensation Consultant and Use of Market Data”). The Compensation Committee reviewed this analysis of our Board compensation program and noted that our total cash compensation fell below the 10th percentile of our peer group. After considering this market data, as well as the time and responsibility requirements of the various Board roles and committees, our Compensation Committee recommended, and the Board approved, increases to the cash compensation we provide to non-employee directors serving as Board Chairperson or on the Audit Committee, which were effective for 2016 compensation. The resulting cash fees for these roles approximated the 50th percentile of cash retainer levels for corresponding roles at our peer group companies, as reported in Compensia’s analysis, which the Compensation Committee determined to be an appropriate benchmark to adequately compensate Board members. The 2016 increases to cash compensation were as follows:

●	$20,000 per year for service as chairperson of the Board, up from zero in previous years;
●	$20,000 per year for service as chairperson of the Audit Committee, up from $10,000 in previous years; and

●	$9,000 per year for service as a member of the Audit Committee (other than as chairperson), up from $5,000 in previous years.

Our Compensation Committee determined that the cash compensation for other Board roles and the equity compensation element of Board compensation were sufficient at present and did not make changes to those elements of our Board compensation program, which are as follows:

●	$20,000 per year for service as a Board member;
●	$10,000 per year for service as the chairperson of the Compensation Committee;
●	$5,000 per year for service as a member of the Compensation Committee (other than as chairperson) or chair of any other committee; and
●	$2,500 per year for service as a member of any other committee (other than as chairperson).

Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of shares of common stock with an equivalent value, issued in the form of RSU awards that vest quarterly over the applicable year of service. Such election must be made on an annual basis no later January 1 of the year for which the election is being made. In 2016, the number of shares issued in lieu of cash fees was calculated based on the average closing price of our common stock on the NYSE over the 20 trading days prior to grant. Beginning in 2017, the number of shares to be issued will instead be calculated based on the average closing price of our common stock on the NYSE over the two calendar months prior to grant, to conform to our general practice with respect to grants to employees.

Equity Compensation. Each non-employee director is also currently entitled to receive an option to purchase 10,000 shares of our common stock every other year on the date of our annual meeting of stockholders. Each such option vests in equal monthly installments over four years following the date of grant. In addition, any new chair of the Audit Committee (if a new director) will also receive a one-time option grant of 25,000 shares of common stock. The option will vest over four years, with 25% vesting on the one-year anniversary of the date of grant and the remainder vesting on a monthly basis thereafter. We grant stock options with an exercise price of not less than the fair market value of our common stock on the date of grant. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements beginning with those for the year ended December 31, 2007. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the years ended December 31, 2016 and 2015 by Deloitte & Touche LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2016	2015
	(in thousands)
Audit Fees(1)	$1,425	$1,350
Audit-related Fees(2)	4	—
Tax Fees(3)	110	55
Total Fees	$1,539	$1,405
____________________

(1)	Audit Fees are fees and expenses for the audit of our financial statements, review of interim financial statements and services in connection with our statutory and regulatory filings or engagements in those fiscal years.

(2)	Audit-related Fees are fees billed for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees are fees billed for tax compliance, advice and planning.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of our 2016 financial statements, we entered into certain engagement agreements with Deloitte & Touche LLP that set forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. These agreements are subject to alternative dispute resolution procedures.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has delegated to the Chair of the Audit Committee the authority to grant interim pre-approvals of audit services, provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The Board has adopted a policy of soliciting a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year in accordance with the preference previously indicated by our stockholders. Accordingly, this year we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Our executive compensation program emphasizes teamwork and long-term value creation through a philosophy of maintaining internal pay equity, tying a meaningful portion of compensation to the long-term value of our business and establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking. Consistent with this philosophy, the Compensation Committee has designed an executive compensation program that we believe has been effective at achieving its objectives of:

●	attracting and retaining talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;
●	motivating these executive officers to achieve our business objectives;
●	aligning the interests of our executive officers with those of our stockholders; and
●	promoting teamwork while also recognizing the role that each executive officer plays in our success.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” equity compensation continued to be the principal component of our executive compensation program in 2016. Equity awards to our named executive officers directly link the most substantial component of their compensation to the long-term success of our business and generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

Highlights of our executive compensation program for 2016 include:

●

We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation. Our executives are employed at-will and are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.

●

We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary plus cash bonus amount, if any) at the time of termination.

●	We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.
●	We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships.

●	Our trading window policy prohibits short sales, hedging transactions and other inherently speculative transactions in our equity securities by our executive officers.
●

Our Compensation Committee regularly reviews our executive compensation program to ensure that it strikes the appropriate balance of risk and reward in relation to our overall business strategy and does not encourage excess or unnecessary risk-taking behavior.

We believe that our program is reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging our executives to assume excessive risks. We encourage you to read the Compensation Discussion and Analysis, compensation tables and related narrative disclosures included in this Proxy Statement for additional details about our executive compensation program.

The Board is asking the stockholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal No. 3 requires the vote of the holders a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote at the Annual Meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled advisory vote will be at the 2018 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock as of March 1, 2017 by:

●	each director and nominee for director;
●	each of the executive officers named in the Summary Compensation Table;
●	all executive officers and directors of Yelp as a group; and
●	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that the person has beneficial ownership if he, she or it possesses sole or shared voting power of a security, including options that are currently exercisable or exercisable within 60 days of March 1, 2017. Applicable percentages are based on 80,245,113 shares of common stock outstanding on March 1, 2017. Shares subject to options exercisable as of or within 60 days of March 1, 2017 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

This table is based upon information supplied by our officers and directors, as well as our review of Schedule 13Gs filed with the SEC. Except as indicated by footnote, and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

Beneficial Owner	Number of Shares		Percent of Total
Principal Stockholders
Jeremy Stoppelman	5,902,319	(1)	7.2%
The Vanguard Group, Inc.	5,129,604	(2)	6.4
Named Executive Officers and Directors
Jeremy Stoppelman	5,902,319	(1)	7.2
Charles Baker	132,538	(3)	*
Rob Krolik	16,622		*
Joseph Nachman	331,548	(4)	*
Michael Stoppelman	446,796	(5)	*
Laurence Wilson	488,969	(6)	*
Diane M. Irvine	52,103	(7)	*
Fred D. Anderson, Jr.	2,576	(8)	*
Geoff Donaker	1,276,049	(9)	1.6
Peter Fenton	84,381	(10)	*
Robert Gibbs	41,155	(11)	*
Jeremy Levine	100,306	(12)	*
Mariam Naficy	14,531	(13)	*
All executive officers and directors as a group (12 persons)	8,464,265	(14)	10.1%
____________________

*	Less than one percent.

(1)	Consists of (a) 3,356,310 shares of common stock held by the Jeremy Stoppelman Revocable Trust, over which Mr. J. Stoppelman retains sole voting and dispositive power, and (b) 2,546,009 shares of common stock issuable upon exercise of options exercisable within 60 days of March 1, 2017.
(2)	Based on information contained in a Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group, Inc. (“Vanguard”), an independent advisor, has sole voting power over 37,142 shares, shared voting power over 8,324 shares, sole dispositive power over 5,087,460 shares and shared dispositive power over 42,144 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, beneficially owns 33,820 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, beneficially owns 11,646 shares as a result of its serving as an investment manager of Australian investment offerings. The Schedule 13G filed by Vanguard provides information only as of December 31, 2016 and, consequently, the beneficial ownership of Vanguard may have changed between December 31, 2016 and March 1, 2017. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)	Consists of (a) 129,038 shares of common stock held by Mr. Baker, all of which are underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 3,500 shares of common stock held by Mr. Baker’s family trust, over which Mr. Baker exercises shared voting and dispositive control.
(4)	Consists of (a) 149,904 shares of common stock, including 118,840 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 181,644 shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.
(5)	Consists of (a) 117,647 shares of common stock, including 94,382 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 329,149 shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.
(6)	Consists of (a) 185,075 shares of common stock held by Mr. Wilson, including 95,429 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), (b) 220,436 shares of common stock issuable to Mr. Wilson upon exercise of options exercisable within 60 days after March 1, 2017, (c) 38,271 shares of common stock held by Mr. Wilson’s spouse, including 27,209 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (d) 45,187 shares of common stock issuable to Mr. Wilson’s spouse upon exercise of options exercisable within 60 days after March 1, 2017. As spouses, Mr. Wilson and his spouse may be deemed to beneficially own the shares of our common stock that are held by the other spouse. Mr. Wilson and his spouse disclaim beneficial ownership of the shares of our common stock that are held by the other spouse.
(7)	Consists of (a) 13,145 shares of common stock, including 1,533 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 38,958 shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.
(8)	Includes 869 RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017).
(9)	Consists of (a) 5,079 shares of common stock held by Mr. Donaker, including 511 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), (b) 397,940 shares of common stock held by Mr. Donaker’s family trust, over which Mr. Donaker exercises shared voting and dispositive control, and (c) 873,030 shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.

(10)	Consists of (a) 2,273 shares of common stock held by Mr. Fenton, including 767 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 82,108 shares of common stock held by Mr. Fenton’s family trust, over which Mr. Fenton exercises shared voting and dispositive control.
(11)	Consists of (a) 2,197 shares of common stock, including 741 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 38,958 shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.
(12)	Includes 639 RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017).
(13)	Consists of shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.
(14)	Consists of (a) 4,490,004 shares of common stock, including 487,648 shares underlying RSUs that remain subject to vesting requirements (none of which are expected to vest within 60 days of March 1, 2017), and (b) 4,306,572 shares of common stock issuable upon exercise of options exercisable within 60 days after March 1, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with, except that one report was filed late by each of Messrs. Nachman, M. Stoppelman and Wilson due to an administrative error.

EQUITY COMPENSATION PLAN INFORMATION

Shares of Common Stock
	Shares of Common		Available for Future
	Stock to be Issued	Weighted-Average	Issuance Under Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options and Rights	Options and Rights	Reflected in Column (a))
Plan Category	(a)	(b)(1)	(c)
Equity compensation plans approved by stockholders	15,102,408 (2)	$19.1788	5,686,784 (3)
Equity compensation plans not approved by
stockholders	—	—	—
Total	15,102,408	$19.1788	5,686,784
____________________

(1)	The weighted average exercise price excludes RSU awards, which have no exercise price.
(2)	Consists of options to purchase a total of 8,018,941 shares of common stock and 7,083,467 shares of common stock subject to RSU awards under our 2012 Equity Incentive Plan, as amended, or 2012 Plan. Excludes purchase rights currently accruing under our 2012 Employee Stock Purchase Plan, or 2012 ESPP. Each offering under our 2012 ESPP consists of one six-month purchase period and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock at the beginning of each offering period.

(3)	Consists of 2,794,275 shares of common stock reserved for issuance under our 2012 Plan and 2,892,509 shares of common stock reserved for issuance under our 2012 ESPP.
The number of shares of our common stock reserved for issuance under our 2012 Plan will automatically increase on January 1 of each year through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of our 2012 Plan, an additional 5,560,088 shares of common stock were added to the number of shares reserved for issuance under the 2012 Plan, effective January 1, 2017.

The number of shares of our common stock reserved for issuance under our 2012 ESPP will increase automatically each year through and including January 1, 2022 by the least of (a) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (b) 5,000,000 shares of common stock; or (c) such lesser number as determined by the Board. Pursuant to the terms of our 2012 ESPP, an additional 1,588,596 shares of common stock were added to the number of shares reserved for issuance under the 2012 ESPP, effective January 1, 2017.

EXECUTIVE OFFICERS

The names, ages and certain other information concerning our executive officers as of April 17, 2017 are set forth below.

Name	Age	Position Held With the Company
Jeremy Stoppelman	39	Co-Founder and Chief Executive Officer
Charles (“Lanny”) Baker	50	Chief Financial Officer
Joseph R. (“Jed”) Nachman	44	Chief Operating Officer
Alan Ramsay	48	Chief Accounting Officer
Laurence Wilson	44	Senior Vice President, Legal and User Operations, General Counsel and Secretary

There are no family relationships between any of our directors and any of our current executive officers.

Jeremy Stoppelman. Biographical information regarding Mr. Stoppelman is set forth under “Proposal No. 1—Election of Directors.”

Lanny Baker has served as our Chief Financial Officer since April 2016. Prior to joining us, Mr. Baker served as Chief Executive Officer and President of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as Executive Vice President and Chief Financial Officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including Managing Director in the Equity Research Department. Mr. Baker currently serves on the board of XO Group, Inc., a life stage consumer Internet and media company, where he chairs the Audit and Nominating and Corporate Governance Committees. He also served as a director and chairman of the Audit Committee of HomeAway, Inc., an online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College and holds the designation of Chartered Financial Analyst.

Jed Nachman has served as our Chief Operating Officer since August 2016 and previously served as our Chief Revenue Officer from January 2016 to August 2016, Senior Vice President of Revenue from September 2011 to January 2016 and Vice President of Sales from January 2007 to September 2011. Prior to joining us, Mr. Nachman held several senior sales roles at Yahoo! from January 2002 to January 2007, most recently as Director of Corporate Sales for the Western Region for Yahoo! HotJobs, an online job search company. Prior to Yahoo!, Mr. Nachman served as sales manager at HotJobs from June 1999 to 2002, when it was acquired by Yahoo! Prior to HotJobs, Mr. Nachman was an associate at Robertson Stephens from 1996 to 1998. Mr. Nachman holds a B.A. in Economics from the University of Colorado at Boulder.

Alan Ramsay has served as our Chief Accounting Officer since March 2017. Prior to his appointment as Chief Accounting Officer, Mr. Ramsay served as our Vice President, Accounting from January 2016 to March 2017 and Corporate Controller from July 2012 to December 2015. Prior to joining us, Mr. Ramsay was an independent consultant providing finance and accounting services to technology companies from January 2011 to July 2012, and held several senior accounting roles for Granite Construction Inc., a heavy civil construction company, from October 2001 to December 2010. Mr. Ramsay is a California C.P.A. (inactive) and holds a B.S. in Accounting and Finance from the University of Arizona and an M.B.A. in Finance from the Wharton School of Business at the University of Pennsylvania.

Laurence Wilson has served as our General Counsel since November 2007 and as our Senior Vice President, Legal and User Operations since September 2013. Prior to joining us, Mr. Wilson served as Vice President of Legal and Business Development for Xoom Corporation from January 2004 to October 2007. Mr. Wilson began his legal career with Claremont Partners, Inc., a health care solutions company, from March 2002 to January 2004. He holds a B.A. in History from the University of California, San Diego and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis describes our executive compensation program and the decisions in 2016 regarding compensation for our named executive officers:

●	Jeremy Stoppelman, our Chief Executive Officer;
●	Lanny Baker, our Chief Financial Officer;
●	Rob Krolik, our former Chief Financial Officer;
●	Jed Nachman, our Chief Operating Officer;
●	Michael Stoppelman, our former Senior Vice President, Engineering; and
●	Laurence Wilson, our Senior Vice President, Legal and User Operations, General Counsel and Secretary.

Executive Summary

During 2016, we continued to transform the way people discover, engage and transact with great local businesses. Highlights of our company performance in 2016 include:

●	We generated net revenue of $713.1 million, representing 30% growth over 2015.
●	We continued to see strong growth in our non-financial metrics, including:
	○	Cumulative reviews grew 27% year-over-year to approximately 121 million at the end of 2016;
	○	Unique mobile devices accessing our mobile app grew 20% year-over-year in the fourth quarter of 2016 to approximately 24 million on a monthly average basis; and
	○	The number of pages viewed per user increased nearly 20% in the fourth quarter of 2016 compared to the same period in 2015.
●

We expanded our transactions capabilities by increasing the number of transactions-enabled businesses and categories, as well as streamlining the checkout process, which resulted in consumers completing over 40% more transactions through the Yelp Platform, Yelp Eat24 and Yelp Reservations in 2016 than in the prior year.

●

We began broadening our sales strategy by developing new sales channels, such as our self-serve advertising channel, through product improvements to facilitate sales to franchised businesses and by expanding our client partner team to further address the revenue opportunity from existing customers.

●	We expanded our portfolio of revenue-generating products with the Yelp Knowledge program, which offers local analytics and insights through access to our historical data.

Our Compensation Committee believes that our executive compensation program is appropriately designed to achieve its objectives, reasonable in light of the executive compensation programs of companies with whom we compete for talent and responsible in that it encourages our executive officers to work for meaningful stockholder returns without encouraging them to assume excessive risks. Highlights of our executive compensation program for 2016 include:

●

Mr. J. Stoppelman continued to receive a nominal base salary of $1.00 per year, supplemented by a stock option award with a two-year monthly vesting schedule designed to provide a medium-term incentive to balance his lack of meaningful cash compensation.

●	With the exception of Mr. J. Stoppelman, each of our named executive officers received the same annualized base salary in 2016, reflecting our philosophy of internal pay equity.
●

Equity compensation remained the principal component of our executive compensation program. After reviewing their existing equity opportunities, our Compensation Committee determined that new equity awards would be appropriate for each of the executive officers — other than Messrs. Baker and Krolik — to meet our incentive goals. The form, mix and vesting schedules of these awards reflected our general practices with respect to non-executive refresh equity awards.

●

We do not maintain employment agreements with our executive officers that contain multi-year guarantees for salary increases, guaranteed bonuses or guaranteed equity compensation. Our executives are employed at-will and are expected to demonstrate high-quality performance in order to continue serving as members of our executive team.

●

We offer reasonable change in control and severance benefits to our executive officers, as customary in our industry, with cash severance payments under these agreements not exceeding the executive’s annual cash compensation (i.e. base salary plus cash bonus amount, if any) at the time of termination. We do not provide excise tax reimbursements or “gross ups” to our executive officers with respect to benefits received in connection with a change in control or termination event.

●

We provide few fringe benefits to our executive officers and do not offer access to car allowances, financial planning advice or club memberships. The perquisites and benefits offered to our executive officers do not generally differ from those that are provided on a broad basis to our employees. However, in certain circumstances as it determines reasonable and necessary, our Compensation Committee has in the past, and may in the future, approve special benefits to our executive officers, such as the payment of parking fees for Mr. J. Stoppelman in connection with the reduction of his salary to a nominal amount.

Our Board and Compensation Committee have also implemented a number of other corporate governance policies and practices that were determined to be in the best interests of our stockholders:

●

In accordance with the preference of our stockholders expressed in 2013, we conduct an annual advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote. In our 2016 say-on-pay vote, our executive compensation was approved by approximately 95% of the votes cast on the proposal. Based on this overwhelming support, our Compensation Committee decided to maintain our current approach to executive compensation for our named executive officers.

●	Our Compensation Committee is composed solely of independent directors.
●

Our Compensation Committee utilizes an independent compensation consultant to provide market data and engage in ongoing review of our executive compensation programs; these inputs and data serve solely as a reference to our Compensation Committee in determining the components of our executive compensation program and the amount of each component awarded to our executive officers.

●	Our trading window policy prohibits short sales, hedging transactions and other inherently speculative transactions in our equity securities by our executive officers.
●

Our Compensation Committee generally reviews our executive compensation program on an annual basis to ensure that we provide competitive compensation packages to attract, retain and incentivize our executive management team to achieve success for our business and our stockholders.

●

Our Compensation Committee regularly reviews our executive compensation program to ensure that it strikes the appropriate balance of risk and reward in relation to our overall business strategy and does not encourage excess or unnecessary risk-taking behavior.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We operate in a rapidly evolving market. To succeed in this environment, we must continually refine our business model, increase our traffic and revenue, manage the effectiveness of our advertising solutions and attract new advertising clients, develop and update our technology infrastructure, deploy new functions and products, expand our business and partner with other companies.

To achieve these business objectives, we need to attract and retain a highly talented team of executives. We expect our team to possess and demonstrate strong leadership and management capabilities, as well as foster our company culture, which is the foundation of our success and remains a pivotal part of our everyday operations. We believe the best way to accomplish this through our compensation program is to emphasize teamwork and long-term value creation through a philosophy of:

●

maintaining internal pay equity — the compensation paid to each executive should reflect the importance of his role as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork;

●	tying a meaningful portion of compensation directly to the long-term value and growth of our business and total stockholder return; and
●	establishing responsible pay practices that have a reasonable cost structure and do not encourage unnecessary or excessive risk taking.

Objectives. Our executive compensation program is designed to achieve the following objectives:

●	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;
●	motivate our executive officers to achieve our business objectives;
●	align the interests of our executive officers with those of our stockholders; and
●	promote teamwork while also recognizing the role each executive plays in our success.

Design. The total compensation package for our executive team generally consists of:

●	a base salary to compensate employees for their day-to-day responsibilities, at levels that we feel are necessary to attract and retain executive talent;
●	grants under our equity incentive compensation plans, including stock options and RSUs; and
●	limited severance and change in control benefits to encourage our executives to work to maximize stockholder value.

Compensation is typically weighted towards equity, with limited cash compensation. Our Compensation Committee believes that making equity awards a key component of executive compensation focuses the executive team on the achievement of our long-term strategic and financial goals, thereby aligning their interests with those of our stockholders. We generally do not offer cash bonus opportunities to our executive officers, as we believe that providing meaningful equity opportunities motivates our executive officers to drive long-term value creation while conserving cash.

We do not affirmatively set out in any given year, or with respect to any given new hire package, to apportion compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term compensation, as a result of the factors described in the paragraphs above and in greater detail below. Our Compensation Committee continues to evaluate our executive compensation philosophy, objectives and design, generally on an annual basis or more frequently as circumstances require.

Compensation Setting Process

Role of Our Compensation Committee

Our Compensation Committee is primarily responsible for executive compensation decisions, including establishing our executive compensation philosophy and programs, as well as determining specific compensation arrangements for each executive. Our Compensation Committee generally reviews our compensation programs and individual executive compensation arrangements on an annual basis. In the fourth quarter of 2015, in anticipation of making executive compensation decisions for 2016, our Compensation Committee conducted a review of our executive compensation program and related policies. As part of this review, and in making individual compensation decisions for 2016, our Compensation Committee considered the philosophy and objectives outlined above, together with one or more of the following factors, as discussed in greater detail below:

●

the experiences and individual knowledge of the members of our Compensation Committee regarding executive compensation, as we believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure;

●	the recommendations of our executive management;
●	corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;
●

solely as a guide and not as a determinative factor, various market data presented by Compensia to ensure that the compensation of our executive officers remains competitive and that we are meeting our retention objectives;

●	each executive officer’s existing equity awards and stock holdings (including the unvested portions); and
●	the potential dilutive effect of equity awards on our stockholders.

Although Mr. M. Stoppelman was not determined to be an executive officer until August 2016, our Compensation Committee nonetheless reviewed and approved his compensation prior to that time, as described below, due to his family relationship to Mr. J. Stoppelman. While the payment of compensation for service as an employee is not covered by our Related-Person Transaction Policy (see “Transactions with Related Persons—Related-Person Transactions Policy and Procedures” below), our Compensation Committee agreed that this process would be appropriate to avoid any appearance of a conflict of interest in senior management setting Mr. M. Stoppelman’s compensation, as would be typical for other non-executive employees.

Role of Management

In general, our Compensation Committee works closely with members of our management, and our Chief Financial Officer and Vice President, Human Resources in particular, to manage and develop our executive compensation program, including reviewing existing compensation for adjustment (as needed) and establishing new hire packages. Our finance and human resources departments work with the Chief Financial Officer to gather financial data — which may include information related to each executive’s job duties, company-wide pay levels and benefits, current cash constraints, each executive officer’s current equity award holdings, shares available for grant under our equity plans and Company and individual accomplishments, as appropriate — that management reviews in making its recommendations. In the case of establishing a new hire package for Mr. Baker, our new Chief Financial Officer, our then-current Chief Operating Officer Geoff Donaker took on the responsibility of working with finance and human resources to assemble management’s recommendation to our Compensation Committee regarding appropriate compensation for Mr. Baker.

From time to time, our Chief Financial Officer and other members of our executive management attend meetings (or portions of meetings) of the Compensation Committee to present information and answer questions. Members of our human resources and legal departments also attend Compensation Committee meetings. Our Compensation Committee meets in executive session when appropriate to discuss and determine the compensation for each executive officer. Neither our Chief Executive Officer, Chief Financial Officer nor any other member of management participates in any deliberations of our Compensation Committee regarding executive compensation and no executive officer voted in or was present during the final deliberations of our Compensation Committee regarding the amount or any component of his own compensation package or of any other executive officer’s compensation package.

Say-on-Pay Vote in 2016

In accordance with the preference indicated by our stockholders in 2013, we held an advisory vote on the compensation of our named executive officers in 2016. Our Compensation Committee considers the views of our stockholders as expressed in the outcome of each such advisory vote in determining executive compensation levels. At our 2016 Annual Meeting of Stockholders, approximately 95% of the votes cast were voted in favor of the say-on-pay proposal approving the compensation of our named executive officers. Our Compensation Committee viewed the results of this vote as reflecting broad general stockholder support for our executive compensation program. Based on this result and its ongoing review of our compensation practices, our Compensation Committee believes that our executive compensation program has been effective in implementing our compensation philosophy and objectives. Accordingly, our Compensation Committee determined not to make any significant changes to our executive compensation program in 2016 following the vote, or for 2017. Nevertheless, our Compensation Committee recognizes that pay practices continue to evolve, and so will continue to refine our executive compensation program in its ongoing effort to ensure that our executive compensation reflects our compensation philosophy and objectives, as well as supports long-term value creation and our company culture.

Role of Compensation Consultant and Use of Market Data

Our executive compensation program is designed to attract and retain talented and experienced executive officers in an extremely competitive market. As a result, our Compensation Committee believes that it is important to be informed as to the current practices of comparable public companies with which we compete for talent. To that end, our Compensation Committee typically reviews the executive compensation practices of a public company peer group as a comparative framework for our executive compensation program. In some instances, it may supplement publicly available data from the peer company group with relevant published survey sources.

Our Compensation Committee has the authority under its charter to engage its own advisors to assist in carrying out its responsibilities. Our Compensation Committee typically engages an independent executive compensation consultant to advise it on current market practices, and we expect that it will continue to do so in the future to ensure that our executive compensation program is competitive and aligned with our strategy. From time to time, representatives of such consultants may attend meetings (or portions of meetings) of our Compensation Committee to present information and answer questions.

2016 Compensation Analysis. In September 2015, our Compensation Committee engaged Compensia to provide executive compensation advisory services in preparation for its annual evaluation of our pay practices. These services included recommending a peer company group and providing a compensation analysis consisting of executive compensation data from these companies’ most recent publicly available compensation disclosures. Based on Compensia’s recommendations, our Compensation Committee approved the following peer company group:

Box Inc.	Etsy Inc.	New Relic, Inc.	SolarWinds, Inc.	WebMD Health Corp.

comScore, Inc.	Financial Engines, Inc.	Pandora Media, Inc.	Synchronoss Technologies Inc.	Zendesk, Inc.

Cornerstone OnDemand, Inc.	Groupon, Inc.	Proofpoint, Inc.	Tableau Software Inc.	Zillow Group, Inc.

CoStar Group, Inc.	GrubHub Inc.	RealPage, Inc.	The Ultimate Software Group, Inc.

Demandware, Inc.	HomeAway, Inc.	Shutterstock, Inc.	Web.com Group, Inc.

The companies from our 2015 peer group that were not included in the 2016 peer group were removed because they no longer met our market capitalization parameters, except for Concur Technologies, Inc. and Trulia, Inc., each of which was removed as a result of its being acquired. The new companies added to the 2016 peer group were chosen based on meeting industry, revenue, market capitalization and other criteria, and generally met the following criteria:

		Revenue Over	Market
Group	Industries	Previous Four Quarters(1)	Capitalization(1)	Other Criteria
2016 Peer Companies	Internet Software and	$126M – $3.2B	$1.1B – $6.1B	Annual revenue
	Services			growth >10%

	Application and Systems	$434M median	$1.974B median	Market cap ≥ 2x
	Software			annual revenue
____________________

(1)	As of October 16, 2015

By comparison, at the time of the Compensation Committee’s review, our net revenue over the previous four quarters was approximately $465 million (representing 56% year-over-year growth) and our market capitalization was approximately $1.7 billion (representing 3.7x our net revenue).

In the fourth quarter of 2015, Compensia provided a compensation analysis to our Compensation Committee consisting of a detailed market assessment and retention analysis for each of our named executive officers (other than Mr. Baker, who was not yet employed by the Company, and Mr. M. Stoppelman, who was not considered an executive officer at that time), as well as an overview of market trends. Compensia based its analysis on market data for the peer group companies listed above. In addition, Compensia provided a supplemental report that contained a similar analysis of the compensation of our non-executive senior management, including Mr. M. Stoppelman. The analysis in this supplemental report was based on market data from the Radford Technology survey for three sets of companies:

			Revenue Over
	Number of		Previous Four	Market
Group	Companies	Industries	Quarters(1)	Capitalization(1)
Primary Group
Narrow Cut	14		$178M – $1.8B	$1.2B – $21B
		Internet Software and Services	$537M median	$4.8B median

Broad Cut	71	Application and Systems Software	$160M – $1.3B	$358M – $8.5B
			$467M median	$1.8B median
Secondary Group
Next-Stage Companies	11	Internet Software and Services	$224,337M – $2,561M	$99,194M – $2,211M
		Application and Systems Software	$14,640M median	$51,988M median

The market data from the primary group of companies provided reference points for businesses at similar stage of growth and financial profile to Yelp, with the narrow cut of companies representing close business and regional-based talent competitors and the broad cut of companies including a broader set of companies selected based on similar business and financial metrics. The secondary group consisted of very large technology companies that were identified as key talent competitors. To account for the larger size of the companies in the secondary group, the compensation of our non-executive senior managers was compared against second-level executive roles at the secondary group companies. For example, Mr. M. Stoppelman’s compensation was compared against second-level engineering executives rather than the top engineering positions at those companies.

All cash compensation data used in both analyses reflected a three percent upward adjustment from the compensation levels disclosed by such companies, which Compensia applied to update the data for 2016. Compensia based this adjustment factor on published trends and its experience in analyzing compensation trends. Our Compensation Committee reviewed Compensia’s analyses and market data in its evaluation of our executive compensation program for 2016, but did not benchmark to any particular level.

2017 Compensation Analysis. Our Compensation Committee reviews and updates our peer company group periodically to ensure that it continues to reflect appropriately the market in which we compete for talented executives. In this regard, in anticipation of making executive compensation decisions for 2017, our Compensation Committee engaged Compensia again in September 2016 to recommend updates to the peer company group and to conduct a new assessment comparing the compensation of our executive management team to compensation for similarly situated executives at such peer companies. Based on Compensia’s recommendations, our Compensation Committee approved an updated peer group for 2017 reflecting our then-current annual net revenue and market capitalization. The 2017 peer company group consists of the following publicly traded companies:

Box Inc.	Groupon, Inc.	RealPage, Inc.	The Ultimate Software Group, Inc.

Cornerstone OnDemand, Inc.	GrubHub Inc.	Shutterstock, Inc.	Web.com Group, Inc.

CoStar Group, Inc.	New Relic, Inc.	Splunk Inc.	WebMD Health Corp.

Etsy Inc.	Pandora Media, Inc.	Synchronoss Technologies Inc.	Zendesk, Inc.

FireEye, Inc.	Proofpoint, Inc.	Tableau Software Inc.	Zillow Group, Inc.

Of the five companies from our 2016 peer group that were not included in the 2017 peer group, two were removed because they no longer met our revenue parameters and three were removed as a result of being acquired. The new companies added to the 2017 peer group were chosen based on meeting industry, revenue, market capitalization and other criteria.

Independence Assessment. In March 2016, our Compensation Committee analyzed whether the work of Compensia as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) that Compensia does not provide any other services to us; (ii) the fees paid by us to Compensia represent less than one percent of Compensia’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) the absence of any material business or personal relationship of Compensia or the individual compensation advisors employed by the firm with any of our executive officers; (v) the absence of any material business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) none of the individual compensation advisors employed by Compensia own any shares of our stock. Our Compensation Committee has determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our Compensation Committee has not created any conflict of interest and our Compensation Committee is satisfied with the independence of Compensia. Our Compensation Committee intends to continue to assess the independence of any of our compensation advisors by reference to the foregoing factors, consistent with applicable NYSE listing standards.

Executive Compensation Program Components

Base Salary

We provide a base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty in the face of having a meaningful portion of their compensation “at risk” in the form of equity awards with value generally contingent on stock price appreciation. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain highly qualified executive talent, particularly in light of the absence of a cash bonus opportunity for our executive officers.

Our Compensation Committee does not apply specific formulas in setting initial salary levels or determining adjustments from year to year. Rather our Compensation Committee may consider a range of factors, including the executive’s anticipated responsibilities and individual experience, our Compensation Committee members’ experience and knowledge in compensating similarly situated individuals at other companies, the value of the executive officer’s existing equity awards, our then-current cash constraints, a general sense of internal pay equity among our officers and negotiations with the executive. Our Compensation Committee may also consider target total cash compensation (i.e. base salary plus target annual incentive or bonus cash compensation) for similarly situated executives at our peer group companies. Our Compensation Committee generally believes target total cash compensation data to be a more relevant measure of the market competitiveness of the cash compensation paid to our executive officers than base salary data because we do not offer cash incentive or bonus opportunities.

Our Compensation Committee generally reviews, and adjusts as necessary, base salaries for each of our executive officers annually. In the first quarter of 2016, our Compensation Committee reviewed our executive officers’ base salaries, with the exceptions of Messrs. Baker and Krolik, as part of its annual review of our executive compensation. The Compensation Committee did not review Mr. Krolik’s salary at that time as a result of his upcoming departure from the Company, while Mr. Baker’s base salary was set in connection with the negotiation of his offer letter as described below.

The following table shows each named executive officer’s base salary for 2015 and 2016:

	2015 Base	2016 Base
Name	Salary ($)	Salary ($)
Jeremy Stoppelman	1	1
Lanny Baker	N/A	325,000
Jed Nachman	325,000	325,000
Michael Stoppelman	325,000	325,000
Laurence Wilson	325,000	325,000

Jeremy Stoppelman. As part of its annual review of his compensation, the Compensation Committee considered whether it would be appropriate to continue to honor Mr. J. Stoppelman’s request for a nominal base salary. Although this arrangement conserves our cash resources and allows Mr. J. Stoppelman to continue to signal his confidence in our business, the Compensation Committee revisited whether the lack of meaningful cash compensation would encourage excessive or unnecessary risk-taking behavior. In particular, the Compensation Committee noted that a large portion of Mr. J. Stoppelman’s personal wealth continued to be tied directly to our stock performance, potentially encouraging him to emphasize short-term performance at the expense of long-term value creation.

Our Compensation Committee continued to believe, however, that this potential risk could be effectively addressed through the equity compensation awarded to Mr. J. Stoppelman. Although Mr. J. Stoppelman’s outstanding equity awards would fully vest within a year, and he did not receive any new long-term stock options at that time for reasons discussed under “Equity Compensation” below, our Compensation Committee did grant him a new supplemental option award with a shorter two-year vesting schedule to strengthen Mr. J. Stoppelman’s medium-term incentives, thereby mitigating the risk of him focusing disproportionately on short-term results, and to balance the lack of meaningful cash compensation. Based on this determination, our Compensation Committee approved the continued payment of a nominal base salary to Mr. J. Stoppelman.

Lanny Baker. While Mr. Baker’s initial base salary reflects only one element of the new hire package arrived at through individual negotiations with Mr. Baker, our Compensation Committee’s primary objective with respect to his cash compensation was to maintain internal pay equity. As a new member of the executive team, management recommended and our Compensation Committee agreed that setting Mr. Baker’s base salary at parity with our other executive officers (aside from Mr. J. Stoppelman) would be appropriate to promote team work.

Jed Nachman, Michael Stoppelman and Laurence Wilson. Our Compensation Committee decided not to increase Messrs. Nachman’s, Stoppelman’s or Wilson’s base salary for 2016 based on its determination that these officers’ existing base salaries, taken together with the other elements of their compensation, provided sufficient fixed compensation for retention purposes. In making this determination, our Compensation Committee did not benchmark their salaries to specific market levels, but did note that each of their base salaries fell below the 25th percentile of target total cash compensation levels reported in Compensia’s 2016 executive compensation analysis for Messrs. Nachman and Wilson, and its 2016 supplemental analysis of senior management compensation for Mr. M. Stoppelman. As in prior years, although their cash compensation remained comparatively low, our Compensation Committee concluded that Messrs. Nachman’s, Stoppelman’s and Wilson’s total compensation was adequate in light of the substantial equity awards being made to each of them in 2016, as described under “Equity Compensation” below.

2017 Base Salaries. In the first quarter of 2017, our Compensation Committee reviewed our executive officers’ base salaries as part of its annual review of our executive compensation program and decided not to make any changes for 2017. In particular, it determined that it was appropriate to continue honoring Mr. J. Stoppelman’s request for a nominal base salary in light of the substantial equity awards granted to him that year, and that the other executive officers’ base salaries provided sufficient cash compensation at present.

Incentive Cash Compensation

Historically, we have not offered incentive cash compensation opportunities to our executive officers. Our Compensation Committee revisited this practice in setting 2016 and 2017 compensation, but decided not to offer incentive cash compensation opportunities to any executive officer at such times. Our Compensation Committee also elected not to pay any bonus compensation for 2016. Although our Compensation Committee recognized that incentive and bonus cash compensation is a common compensation element at many companies, including companies with whom we compete for talent, it continues to believe that the equity compensation opportunities held by our executives provide sufficient motivation and retention incentives at this time. Our Compensation Committee also feels that it is appropriate, given the broader economic environment, to conserve our cash resources and rely on base salary and equity compensation rather than incentive or bonus cash compensation.

Equity Compensation

The primary component of our executive compensation program is equity awards. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s focus and contributions with our long-term interests and those of our stockholders.

In determining the form, size and material terms of executive equity awards, our Compensation Committee may consider, among other things, the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, the need to attract and retain employees in the absence of a cash bonus program, recommendations of our executive management, equity awards to similarly situated executives at our peer group companies, individual accomplishments, any recent changes to the executive’s job duties, the executive officer’s existing equity award holdings (including the unvested portion of such awards), the retention implications of existing grants and our incentive goals, internal pay equity among our executive officers and market conditions.

Historically, equity awards to our executive officers have been primarily in the form of stock options, which have an exercise price not less than the fair market value of our common stock on the date of grant. As a result, stock options have value to our executive officers only if the fair market value of our common stock increases after the date of grant and our executive officers continue in service through the applicable vesting terms. Typically, stock options granted to our executive officers vest over four years, allowing them to serve as an effective retention tool. Beginning in 2015, our Compensation Committee began splitting the equity awards to certain of our executive officers between stock options and RSUs to reflect our general practice with respect to refresh grants for employees at the director level and above and to mitigate the effects of the extreme volatility in our stock price. These RSUs also vest over four years.

In the first quarter of 2016, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of each of our executive officers, with the exceptions of Messrs. Krolik and Baker for the reasons noted above.

Jeremy Stoppelman. In its review of Mr. J. Stoppelman’s equity holdings, our Compensation Committee noted that his outstanding equity awards would fully vest within the following year. Additionally, our Compensation Committee had previously determined in 2015 that a new equity award for Mr. J. Stoppelman would be appropriate to meet our long-term retention goals and provide sufficient incentive opportunities, but had elected to grant him only a supplemental stock option award with a medium-term vesting schedule that year in light of the large stock-based compensation expense associated with equity awards of the size our Compensation Committee believed to be necessary to meet our incentive and retention goals. Although our Compensation Committee had intended to revisit granting a long-term equity award for Mr. J. Stoppelman in 2016, it decided to further defer granting such an award given the compensation expense associated with Mr. Krolik’s departure and the expected expense of new hire equity awards for a new Chief Financial Officer, with the firm expectation of granting Mr. J. Stoppelman a long-term award in 2017. However, in order to balance his lack of meaningful cash compensation, our Compensation Committee granted Mr. J. Stoppelman a stock option award covering the number of shares of common stock set forth in the table below, which vests monthly over two years following the date of grant. With its shorter vesting period and equal monthly vesting installments, our Compensation Committee designed this award to provide a medium-term incentive linked to our stock performance.

Lanny Baker. While the size and mix of Mr. Baker’s initial equity awards were the result of individual negotiations with Mr. Baker, these negotiations were shaped by management’s recommendation, and our Compensation Committee’s agreement, that internal pay equity among the executive officers be maintained. Specifically, both management and our Compensation Committee approached discussions regarding Mr. Baker’s equity awards according to our philosophy that his compensation should reflect the importance of his role as compared to the roles of the other executives, while at the same time providing a certain amount of parity to promote teamwork. Following these negotiations, our Compensation Committee granted Mr. Baker a stock option award and an RSU award in the amounts set forth in the table below, with Mr. Baker’s resulting annualized total compensation opportunity generally in line with, but slightly higher than, the annualized total compensation opportunity of executives other than Mr. J. Stoppelman. In addition, these awards reflected our general practice of splitting equity awards between options and RSUs for employees at the director level and above. Both equity awards vest over four years, with 25% of each award vesting after approximately one year of employment, after which the option vests in equal monthly installments and the RSUs vest in equal quarterly installments for the remainder of the vesting period. These are the vesting schedules generally applicable to new hire equity awards for non-executive employees.

Jed Nachman, Michael Stoppelman and Laurence Wilson. Although Messrs. Nachman, M. Stoppelman and Wilson received equity awards in 2015 and held options that generally would not fully vest for another three years, our Compensation Committee noted that a substantial portion of their outstanding stock options had exercise prices above or nearly above recent market prices for the Company’s stock, greatly reducing the then-current value of these awards. The Compensation Committee also considered that the Company had moved to annual refresh awards for non-executive employees generally to provide attractive compensation opportunities in a competitive market. Taking these factors into account, and using the 2016 compensation analyses from Compensia as general guidelines, our Compensation Committee granted Messrs. Nachman, M. Stoppelman and Wilson each a new stock option award and an RSU award, in the amounts set forth in the table below. Each of these awards vests over four years, with the options vesting in equal monthly installments and the RSUs vesting in equal quarterly installments.

Our Compensation Committee determined that the size of these awards and their vesting schedules, which are generally applicable to non-executive employee refresh equity awards, would appropriately address the need to provide these executives with meaningful incentive opportunities and to motivate them to achieve our business objectives in the absence of cash incentive opportunities. The relative sizes of the awards reflect our Compensation Committee’s recognition of the increasing responsibilities assumed by Mr. Nachman in connection with his appointment as Chief Operating Officer and the highly competitive market for senior engineering positions with respect to Mr. M. Stoppelman. The mix of stock options and RSUs reflects a 75%-RSUs / 25%-options split (based on value rather than number of shares), which also reflects our general practice with respect to refresh grants for employees at the director level and above.

		Shares Issuable	Shares Subject to
	Exercise Price of	upon Exercise of	2016 Restricted
Name	2016 Option Grants	2016 Option Grants	Stock Unit Awards
Jeremy Stoppelman	$20.47	426,200	—
Lanny Baker	$21.51	281,150	129,038
Jed Nachman	$20.47	53,300	73,356
Michael Stoppelman	$20.47	46,650	64,186
Laurence Wilson	$20.47	40,000	55,017

2017 Equity Awards. In the first quarter of 2017, our Compensation Committee reviewed the then-current equity compensation opportunities and holdings of each of our executive officers, with the exception of Mr. M. Stoppelman, who had announced his decision to step down from his role as our Senior Vice President, Engineering. Based on this review, our Compensation Committee determined that it would be advisable to grant awards to Messrs. J. Stoppelman, Nachman and Wilson. Our Compensation Committee did not to grant any additional award to Mr. Baker in light of his recent new hire equity awards.

Using the 2017 compensation analysis from Compensia as a general reference, and taking into account the need to both provide Mr. J. Stoppelman with a long-term incentive and compensate him for not receiving a new long-term equity award as expected in 2016, our Compensation Committee granted Mr. J. Stoppelman two stock options in the amounts set forth below. The stock option covering 347,650 shares vests over 36 months following the date of grant, as follows: (a) 35% of the shares will vest in equal monthly installments over the first 12 months following the date of grant; (b) 45% of the shares will vest in equal monthly installments over the second 12 months following the date of grant; and (c) the remaining 20% of the shares will vest in equal monthly installments over the third 12 months following the date of grant. The stock option covering 305,950 shares will vest in equal monthly installments over four years following the date of grant. Together with his 2016 equity award, these stock option awards will give Mr. J. Stoppelman staggered, medium- and long-term incentive opportunities that balance his lack of meaningful cash compensation as well as address our long-term retention goals.

Also using the 2017 compensation analysis from Compensia as a reference, our Compensation Committee granted Messrs. Nachman and Wilson each a new stock option and RSU award, in the amounts set forth in the table below. The relative sizes of these awards again recognize Mr. Nachman’s increased responsibilities at a time of rapid organizational expansion, and Mr. Nachman’s mix of equity awards continues to follow the 75%-RSUs / 25%-options split described above, while Mr. Wilson’s mix reflects his preference that his awards be weighted toward RSUs. As in 2016, each of these awards vests over four years, with the shares underlying the options vesting in equal monthly installments and the shares covered by the RSUs vesting in equal quarterly installments.

		Shares Issuable	Shares Subject to
	Exercise Price of	upon Exercise of	2017 Restricted
Name	2017 Option Grants	2017 Option Grants	Stock Unit Awards
Jeremy Stoppelman	$34.66	347,650	—
	$34.66	305,950	—
Lanny Baker	—	—	—
Jed Nachman	$34.66	83,450	38,628
Laurence Wilson	$34.66	20,900	28,971

Post-Employment and Change in Control Compensation

Severance Plan. In January 2012, our Compensation Committee approved our Executive Severance Benefit Plan, or the Severance Plan, which provides that our named executive officers are eligible to receive certain cash severance upon an involuntary termination without cause (including a constructive termination), subject to signing a release of claims and compliance with continuing obligations of confidentiality. If such involuntary termination occurs on or within 12 months following a change in control (as defined in the Severance Plan), the Severance Plan also provides for limited accelerated vesting of certain equity awards. For a summary of the material terms and conditions of the Severance Plan, see “—Compensation Plans and Arrangements—Severance Arrangements” below.

Our Compensation Committee believes, based on the experience of its members, that such severance benefits are reasonable and allow our executive officers to focus on pursuing business strategies that, while in the best interests of our stockholders, may result in disruption of their employment. Our Compensation Committee has also determined that the limited benefits upon an involuntary termination not in connection with the change in control provided under the Severance Plan are in-line with the benefits provided at the companies with whom we compete for talent and appropriate to encourage our executives to remain with us.

Krolik Transition. In February 2016, our Board and Mr. Krolik agreed that Mr. Krolik would step down from his position as Chief Financial Officer by the end of 2016. On February 4, 2016, we entered into an agreement with him regarding his transition from that role, or the Krolik Transition Agreement. For a summary of the material terms and conditions of the Krolik Transition Agreement, see “—Compensation Plans and Arrangements—Severance Arrangements—Krolik Transition Agreement” below. The terms of the Krolik Transition Agreement were the result of individual negotiations with Mr. Krolik and reflected the Board’s discretionary judgment regarding the appropriate compensation for Mr. Krolik during his transition. The Board did consider, however, that the Compensation Committee had postponed granting Mr. Krolik new equity awards in 2015 to stagger the stock-based compensation expense associated with large new awards to the named executive officers. As a result, the Board determined to grant him a new RSU award with a one-year vesting schedule to incentivize him to remain motivated through the remainder of his time at Yelp and work toward a smooth transition to his successor in the role.

Michael Stoppelman Transition Agreement. In February 2017, Mr. M. Stoppelman notified us of his resignation, which would be effective as of March 2, 2017. For a summary of the material terms and conditions of Mr. M. Stoppelman’s transition agreement, see “—Compensation Plans and Arrangements—Severance Arrangements—Michael Stoppelman Transition Agreement” below. While the terms of his transition agreement were the result of individual negotiations with Mr. M. Stoppelman and reflected our Compensation Committee’s discretionary judgment regarding the appropriate compensation for Mr. M. Stoppelman during his transition, they generally reflected the separation terms offered to other senior employees who recently left the Company, such as Mr. Donaker, our former Chief Operating Officer.

Employee Benefits

We provide standard health, dental, vision, life and disability insurance benefits to our executive officers on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which includes a company match of up to $1,000 per year per employee, including executive officers. Messrs. Baker, Krolik, Nachman and Wilson each received the full 401(k) company match in 2016. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees. In addition, in 2016, The Yelp Foundation, a non-profit organization established by the Board in 2011, offered to match donations to charitable organizations made by our regular full-time employees of up to $1,000 per employee. Messrs. J. Stoppelman, Krolik, M. Stoppelman and Wilson participated in this matching program as detailed in the notes to the Summary Compensation Table below.

We generally do not offer many executive perquisites. However, from time to time, we may consider providing limited perquisites to the extent our Compensation Committee believes that these limited perquisites are important for attracting and retaining key talent. For example, beginning in 2013 with the reduction of Mr. J. Stoppelman’s base salary to a nominal amount, our Compensation Committee approved payment of his monthly parking fees. The actual amount received by Mr. J. Stoppelman in 2016 is set forth in the Summary Compensation Table below.

Similarly, during his secondment to our wholly owned subsidiary Yelp UK Ltd., we provided Mr. Nachman with tax equalization — tax reimbursements or amounts paid to cover additional taxes incurred by Mr. Nachman by reason of his secondment to ensure his tax burden during the secondment was approximately the same as it would have been had he remained in the United States — and paid for the preparation of required tax returns and tax equalization settlement calculations during his secondment. Although Mr. Nachman’s secondment ended in 2014 and he resumed working for us in the United States, we continue to pay for the preparation of his tax returns and tax equalization settlement calculations for the tax years affected by his secondment in accordance with our tax equalization policy and as provided in the letter agreement we entered into with Mr. Nachman in May 2014 regarding the conclusion of his secondment, return to the United States and his continued employment with us upon his return, or the Repatriation Agreement. The actual amounts received by Mr. Nachman are set forth in the Summary Compensation Table below. Although the final terms of Mr. Nachman’s compensation during his secondment and in connection with his return were the result of individual negotiations with him, they generally reflected benefits we typically provide to employees we require to relocate abroad.

Other Compensation Policies

Stock Ownership Guidelines. We have not set specific equity ownership guidelines. However, we encourage our executive officers to hold a significant equity interest in our stock and, as detailed in “Security Ownership of Beneficial Owners and Management,” our current executive officers collectively owned outright approximately 5.5% of our stock as of March 1, 2017.

Equity Grant Policy. We do not have, nor do we plan to establish, any program, plan or practice to time stock option grants in coordination with releasing material non-public information. We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that the grant date for equity awards approved by written consent will generally be either the fifth or tenth business day of the month in which the consent is effective, provided that if the consent is not effective until after the tenth business day of the month, the grant date will be the fifth business day of the following month.

Short Sale and Hedging Policy. Our trading window policy prohibits short sales, hedging transactions and other inherently speculative transactions in our equity securities by our executive officers and Board members, among others.

Compensation Recovery Policies. To date, we have not offered cash incentive or bonus opportunities to executive officers. Accordingly, our Board and Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by our Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material non-compliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive- or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to named executive officers (other than the chief financial officer) to $1,000,000 per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner designed to best promote our corporate objectives. The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to best promote our objectives, we have not adopted a policy that requires all compensation to be deductible. We intend to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain defined limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not historically, and did not in 2016, provide any executive officer, including any named executive officer, with a “gross up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code, and we have not agreed, and are not otherwise contractually obligated, to provide any named executive officers with such a “gross up” or other reimbursement in connection with such taxes.

Accounting Treatment. The accounting impact of our compensation programs is a factor that the Compensation Committee considers in determining the size and structure of our programs to ensure that our compensation programs are reasonable and in the best interests of the stockholders.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussion, our Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,
The Compensation Committee of the Board of Directors

Peter Fenton, Chair
Fred D. Anderson, Jr.
____________________

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Yelp under the Securities Act or the Exchange Act, other than our Annual Report, where it shall be deemed “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION RISK ASSESSMENT

During the first quarter of 2017, in connection with its annual review of our compensation programs, the Compensation Committee, assisted by our management, conducted a risk assessment review of our compensation policies and practices. Based on its review, the Compensation Committee concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee considered our pay mix, base salaries, the attributes of our variable compensation programs, including our equity program and sales compensation plans, as well as our alignment with market pay levels and compensation program designs.

In particular, the Compensation Committee believes the structure of our compensation program for executive officers does not encourage excessive or unnecessary risk-taking behavior. The base salary component does not encourage risk taking because it is a fixed amount, and we do not offer incentive cash compensation opportunities. In addition, as discussed in greater detail above, the potential for Mr. J. Stoppelman’s nominal base salary to encourage unnecessary risk taking is effectively mitigated by his equity compensation opportunities. The principal component of our executive compensation program has been long-term equity awards that help further align our executive officers’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

SUMMARY COMPENSATION TABLE

The following table shows compensation awarded to, paid to or earned by our named executive officers for the years ended December 31, 2016, 2015 and 2014.

2016 Summary Compensation Table

			Stock	Option	All Other
Name	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)(2)		Total ($)
Jeremy Stoppelman	2016	1	—	3,670,221	59,057	(3)	3,729,279
Chief Executive Officer	2015	1	—	852,112	67,202		919,315
	2014	1	—	—	66,912		66,913
Lanny Baker	2016	230,208	2,775,607	2,655,968	13,656		5,675,439
Chief Financial Officer
Rob Krolik	2016	311,458	593,100	—	28,815	(4)	933,373
Former Chief Financial Officer	2015	325,000	—	86,257	15,420		426,677
	2014	325,000	—	—	13,533		338,533
Jed Nachman	2016	325,000	1,501,597	476,337	261,185	(5)	2,564,119
Chief Operating Officer	2015	325,000	2,169,941	639,084	48,289	(6)	3,182,314
	2014	319,046	—	—	627,307	(7)	946,353
Michael Stoppelman	2016	325,000	1,313,887	416,906	7,200		2,062,994
Former Senior Vice President,
Engineering
Laurence Wilson	2016	325,000	1,126,198	357,476	7,973		1,816,647
Senior Vice President,	2015	325,000	2,169,941	639,084	7,983		3,142,008
General Counsel and Secretary	2014	325,000	—	—	8,233		333,233
____________________

(1)	The amounts reported in this column do not reflect the actual economic value realized by our named executive officers. In accordance with SEC rules, this column represents the grant date fair value of shares underlying stock awards and stock options, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, “Stockholders’ Equity,” in our Annual Report.
(2)	The amount reported includes the following health, dental, vision, life and disability insurance premiums paid by the Company on behalf of the named executive officers in 2016: $5,720 for Mr. J. Stoppelman; $12,656 for Mr. Baker; $12,895 for Mr. Krolik; $12,656 for Mr. Nachman; $5,720 for Mr. M. Stoppelman; and $5,973 for Mr. Wilson. The 2016 amount also includes (a) a matching charitable donation of $1,000 made by The Yelp Foundation on behalf of each of Messrs. J. Stoppelman, Krolik, M. Stoppelman and Wilson, (b) $1,000 in Company-paid 401(k) plan matching contributions for each of Messrs. Baker, Krolik, Nachman and Wilson, and (c) $420 and $480 in health club reimbursements for Messrs. Krolik and M. Stoppelman, respectively. These benefits were provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(3)	The amount reported also includes (a) $4,920 in monthly parking fees paid by the Company and (b) $47,417 for personal administrative services performed by Mr. J. Stoppelman’s executive assistant. Because Mr. J. Stoppelman’s executive assistant is employed and paid by the Company to perform these services to the Company, the dollar amount of this benefit represents the estimate of the aggregate incremental cost to the Company of these services, based on the approximate amount of the executive assistant’s regular time spent on Mr. J. Stoppelman’s personal matters during 2016 as a percentage of her total time spent working for the Company during 2016, multiplied by her base salary paid by the Company in 2016.
(4)	Includes $13,500 paid in exchange for a release of claims pursuant to the Krolik Transition Agreement. See “—Compensation Plans and Arrangements—Severance Arrangements—Krolik Transition Agreement” below.
(5)	The amount reported also includes the following amounts paid pursuant to Mr. Nachman’s Repatriation Agreement: (a) $247,529 of tax equalization payments, $232,293 of which was paid in British pounds sterling and converted using the interbank exchange rate in effect on the date of payment, and (b) $6,770 of tax preparation payments. The tax equalization payments represent additional taxes on income imputed to Mr. Nachman as a result of our payment of certain other taxes on his behalf; however, we will not be able to make a final determination as to the exact amount of Mr. Nachman’s tax equalization for 2016 until both his U.S. and U.K. tax returns for 2016 are finalized and, as a result, we may make additional tax equalization payments at a later date. We may also make additional tax preparation payments on behalf of Mr. Nachman in connection with the final determination of his tax equalization payments.
(6)	Includes an additional (a) $8,246 in tax equalization payments owed to Mr. Nachman in connection with his 2015 taxes and (b) $6,950 of payments related to the preparation of Mr. Nachman’s 2015 taxes for costs incurred after March 4, 2016, the date that our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders was filed with the SEC.
(7)	This amount reflects (a) $925 of payments related to the preparation of Mr. Nachman’s amended 2014 tax returns for costs and (b) a reduction of $137,813 from the amount previously reported. Based on his final U.S. and U.K. tax returns, it was determined that the tax equalization payments made to Mr. Nachman for 2012 and 2013 were too high by $49,551 and $88,262, respectively. Mr. Nachman repaid these amounts to the Company in 2016.

COMPENSATION PLANS AND ARRANGEMENTS

Employment Agreements

We entered into amended and restated employment letter agreements with Messrs. J. Stoppelman, Nachman and Wilson on February 3, 2012. The agreements do not provide for a specific employment term and our executive officers are employed on an at-will basis. The amended and restated employment letter agreements provide that our executive officers are eligible to participate in our incentive compensation programs, insurance programs and other employee benefit plans established by us, including our Severance Plan.

We entered into employment agreements with Messrs. Baker, M. Stoppelman and Ramsay on April 15, 2016, February 10, 2007 and July 13, 2012, respectively. The agreements provide for initial base salary, eligibility to participate in our standard benefit plans and initial equity awards, but did not provide for severance, other than for Mr. Baker, whose agreement provides that he is eligible to participate in the Severance Plan.

Severance Arrangements

Krolik Transition Agreement. On February 4, 2016, Mr. Krolik and the Board agreed that he would step down from his position as Chief Financial Officer upon the earlier of (a) the start date of his successor in that role or (b) December 15, 2016. We refer to this date as his Regular End Date. We also entered into the Krolik Transition Agreement with Mr. Krolik on February 4, 2016, which set forth the terms of his transition from the Chief Financial Officer role. To facilitate a smooth transition, Mr. Krolik agreed to remain employed by the Company in an advisory capacity after the position had been filled through the earlier of (x) the date he began providing similar services to another company or (y) December 15, 2016, or the Transition Period.

In connection with Mr. Baker’s appointment as Chief Financial Officer effective May 9, 2016, Mr. Krolik’s Regular End Date was determined to be May 8, 2016, and he remained an advisor to the Company through December 15, 2016. During his Transition Period, Mr. Krolik continued receiving his base salary and benefits, and continued vesting in his outstanding equity awards. Had his Regular End Date occurred after June 30, 2016, the Krolik Transition Agreement provided that he would have been eligible to receive a lump-sum payment equal to his monthly base salary multiplied by the number of full calendar months between June 30, 2016 and the date that the Regular End Date actually occurred, but he did not receive such a payment because his Regular End Date was determined to be May 8, 2016. In addition, Mr. Krolik received a lump-sum payment of $13,500 upon signing a release of claims following the end of his Transition Period.

The Krolik Transition Agreement also provided that we would recommend to the Board that it grant Mr. Krolik an RSU award covering 30,000 shares of common stock under the 2012 Plan, with one quarter of the shares subject to the RSU vesting on each of February 20, 2016, May 20, 2016, August 20, 2016 and November 20, 2016, provided that (i) Mr. Krolik remained employed as of each vesting date that occurred prior to the Regular End Date and (ii) as of each vesting date thereafter, Mr. Krolik’s employment had not terminated as a result of his resignation (other than to accept alternative employment), misconduct or breach of his agreements with the Company. The Board subsequently approved this grant on the terms outlined in the Krolik Transition Agreement, which fully vested over the term of Mr. Krolik’s Transition Period.

Michael Stoppelman Transition Agreement. On February 13, 2017, Mr. Michael Stoppelman notified us of his decision to step down from his position as Senior Vice President, Engineering, effective March 2, 2017. On February 17, 2017, we entered into a transition agreement with Mr. M. Stoppelman, pursuant to which he will remain employed by the Company in an advisory capacity to ensure a smooth transition through the earlier of (a) December 10, 2017 or (b) the date he begins providing services to another company. During this transition period, Mr. M. Stoppelman will continue receiving health benefits and vesting in his outstanding equity awards, and will be paid at an hourly rate equivalent to his previous annualized base salary of $325,000 for any hours worked after March 2, 2017.

Severance Plan. Each of our executives at the level of vice president or above, including our named executive officers, who is deemed to be an officer under Section 16 of the Exchange Act and selected by the Board is eligible to participate in the Severance Plan.

Each eligible participant who suffers an involuntary termination without cause or a constructive termination will be eligible to receive, provided that he or she signs a release of claims and complies with continuing obligations of confidentiality, (i) a lump sum cash payment equal to one year of his or her then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount the participant would have earned for the year in which the termination occurred, if any, based on our actual performance, prorated for the period of active service, and (iii) six months of company-paid health insurance coverage. In the event a participant suffers an involuntary termination without cause or a constructive termination in the same year as a change in control (as defined in the Severance Plan), the lump sum bonus payment will be equal to the actual cash bonus amount as if we had achieved all of the goals under the bonus plan in the year in which the termination occurred and will not be pro-rated. Additionally, each participant who experiences an involuntary termination without cause or a constructive termination on or within 12 months following a change in control will receive accelerated vesting of 50% of the number of their unvested shares subject to each equity award held by such participant that was awarded after the adoption of the Severance Plan.

These benefits are subject to a “best after-tax” provision in the case where benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. This means that the executive officer will receive whichever of the following two alternative forms of payment would result in the executive officer’s receipt, on an after-tax basis, of the greater amount of benefits notwithstanding that all or some portion of the benefit may be subject to the excise tax: (a) payment in full of the entire amount of the benefits or (ii) payment of only a part of the benefit so that the executive officer receives the largest benefit possible without the imposition of the excise tax. If a participant has other severance benefits in another agreement with us, he or she will not receive double benefits.

Equity Awards. Equity awards are subject to potential vesting acceleration under the terms of our equity plans. For a summary of these terms, see “—Equity Incentive Plans” below.

Equity Incentive Plans

2012 Equity Incentive Plan, as amended

In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 Plan as a successor to and continuation of our 2011 Plan. In 2013 and 2016, our Board and stockholders approved amendments to the 2012 Plan to increase the aggregate number of shares of our common stock that may be issued pursuant to awards under the 2012 Plan by 2,000,000 shares and 3,000,000 shares, respectively. In addition, prior to January 1, 2017, the number of shares of our common stock reserved for issuance under our 2012 Plan automatically increased on January 1 of each year by 4.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding year, or a lesser number of shares determined by the Board; on January 1, 2013, 2014, 2015 and 2016, the number of shares reserved for issuance increased by 2,540,210, 2,834,979, 1,458,411 and 3,039,312 shares, respectively. Following the amendment to the 2012 Plan approved by our Board and stockholders in 2016, the number of shares of our common stock reserved for issuance will automatically increase on January 1 of each year beginning January 1, 2017 through and including January 1, 2022 by 7.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number determined by the Board. On January 1, 2017, the number of shares reserved for issuance increased by 5,560,088 shares.

The 2012 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards and other stock awards. Additionally, the 2012 Plan provides for the grant of performance cash awards to our employees, directors and consultants. Incentive stock options granted under the 2012 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2012 Plan are not intended to qualify as incentive stock options under the Code. To date, we have granted stock options and restricted stock units under the 2012 Plan.

As of April 17, 2017, options to purchase 6,050,898 shares of common stock granted pursuant to the 2012 Plan were outstanding and 8,371,382 shares of common stock were subject to issuance upon settlement of unvested RSU awards issued pursuant to the 2012 Plan. Such outstanding options had a weighted-average exercise price of approximately $29.4566 per share as of that date.

Our Board has delegated concurrent authority to administer the 2012 Plan to our Compensation Committee.

Our 2012 Plan provides that in the event of a specified corporate transaction, as defined in the 2012 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of a stock award and provide for its termination prior to the transaction; (4) arrange for the lapse of any reacquisition or repurchase rights held by us; or (5) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control (as defined in the 2012 Plan). In the absence of such a provision, no such acceleration of the stock award will occur.

2011 Equity Incentive Plan

Our Board adopted, and our stockholders approved, our 2011 Plan in July 2011, as a successor to and continuation of our 2005 Plan discussed below. As of April 17, 2017, options to purchase 308,069 shares of common stock at a weighted-average exercise price per share of $10.8973 remained outstanding under our 2011 Plan. No grants have been made under our 2011 Plan since the date of our initial public offering and no further awards will be granted under our 2011 Plan. All outstanding awards continue to be governed by their existing terms.

Our Board has delegated concurrent authority to administer our 2011 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.

Our 2011 Plan provides that in the event of a specified corporate transaction, as defined under the 2011 Plan, the administrator will determine how to treat each outstanding stock award. The administrator may (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (3) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (4) cancel the stock award prior to the transaction in exchange for a cash payment, which may be reduced by the exercise price payable in connection with the stock award. The administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

The administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no acceleration of the stock award will occur.

Amended and Restated 2005 Equity Incentive Plan

Our Board adopted, and our stockholders approved, our 2005 Plan in September 2005. As of April 17, 2017, options to purchase 2,187,153 shares of common stock at a weighted-average exercise price per share of $7.0624 remained outstanding under the 2005 Plan. Effective as of July 2011, our Board terminated the 2005 Plan and provided that no further stock awards were to be granted under our 2005 Plan. All outstanding stock awards under the 2005 Plan will continue to be governed by their existing terms.

Our Board has delegated concurrent authority to administer our 2005 Plan to our Compensation Committee under the terms of the Compensation Committee’s charter.

In the event of a corporate transaction, including a reorganization, merger, consolidation, split-up, spin-off or combination, or a disposition of our securities, the administrator will determine how to treat each outstanding stock award. The administrator may (1) provide for the purchase of the stock award for cash had the stock award been exercisable, payable or fully vested, or provide for the replacement of the stock award with other rights or property determined by the administrator; (2) provide that the stock award will be exercisable in full; (3) provide for the assumption and substitution of the stock award by a successor corporation; (4) adjust the number and type of securities or property subject to the stock award and/or the terms and conditions (including the grant or exercise price) of the stock award or stock awards that may be granted in the future; or (5) provide that the stock award will not be exercisable and will terminate immediately upon the consummation of the transaction, provided that for a specified period of time prior to the transaction, the stock award will be exercisable in full, the restrictions imposed on the shares subject to the stock award may be terminated and any repurchase right held by us will no longer be in effect.

2012 Employee Stock Purchase Plan

In January 2012, our Board adopted, and our stockholders subsequently approved, our 2012 ESPP. As of April 17, 2017, the maximum aggregate number of shares of our common stock that may be issued under our 2012 ESPP is 2,892,509 shares. The number of shares of our common stock reserved for issuance under the 2012 ESPP automatically increases on January 1 of each year through and including January 1, 2022 by the least of (i) 2.0% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year; (ii) 5,000,000 shares of common stock; or (iii) such lesser number as determined by our Board. The number of shares of our common stock reserved for issuance under the 2012 ESPP automatically increased on January 1, 2013 by 1,270,105 shares and on January 1, 2017 by 1,588,596 shares. The Board determined not to increase the shares reserved for issuance under the 2012 ESPP on January 1, 2014, 2015 or 2016. Shares subject to purchase rights granted under our 2012 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2012 ESPP.

Our Board has delegated concurrent authority to administer our 2012 ESPP to our Compensation Committee under the terms of the Compensation Committee’s charter.

Our employees, including executive officers, or any employees of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our 2012 ESPP, as determined by the administrator: (a) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (b) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2012 ESPP if such employee (x) immediately after the grant would own stock possessing five percent or more of the total combined voting power or value of our common stock, or (y) holds rights to purchase stock under our 2012 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

The administrator may approve offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2012 ESPP.

Our 2012 ESPP permits participants to purchase shares of our common stock through payroll deductions or other methods, if required by law, with up to 15% of their earnings. The purchase price of the shares will not be less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.

A participant may not transfer purchase rights under our 2012 ESPP other than by will, the laws of descent and distribution or as otherwise provided under our 2012 ESPP.

In the event of a specified corporate transaction, such as a merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Our 2012 ESPP will remain in effect until terminated by the administrator in accordance with the terms of the 2012 ESPP. Our Board has the authority to amend, suspend or terminate our 2012 ESPP at any time and for any reason.

Additional Benefits

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual limits under the Code. We intend for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

For a description of additional benefits we offer to our executive officers, including health and welfare benefits and the additional benefits provided to Mr. J. Stoppelman in connection with the reduction of his salary to a nominal amount, please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Employee Benefits.”

GRANTS OF PLAN-BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2016.

Grants of Plan-Based Awards in the Year Ended December 31, 2016

		All Other Stock	All Other Option
		Awards: Number	Awards: Number of
		of Shares of	Securities	Exercise or Base	Grant Date Fair
		Stock or Units	Underlying Options	Price of Option	Value of Stock and
Name	Grant Date	(#)(1)	(#)(2)	Awards ($/Share)	Option Awards ($)
Jeremy Stoppelman	3/9/2016	—	426,200	20.47	3,670,221
Lanny Baker	5/2/2016	129,038	—	—	2,775,607
	5/2/2016	—	281,150	21.51	2,655,968
Rob Krolik	2/4/2016	30,000	—	—	593,100
Jed Nachman	3/9/2016	73,356	—	—	1,501,597
	3/9/2016	—	53,300	20.47	476,337
Michael Stoppelman	3/9/2016	64,186	—	—	1,313,887
	3/9/2016	—	46,650	20.47	416,906
Laurence Wilson	3/9/2016	55,017	—	—	1,126,198
	3/9/2017	—	40,000	20.47	357,476
____________________

(1)	The amounts in this column represent shares of common stock subject to RSU awards granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(2)	The amounts in this column represent shares of common stock underlying options granted pursuant to our 2012 Plan. Please see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Compensation.”

(3)	This amount represents the grant date fair value of the RSU award calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant.
(4)	This amount represents the grant date fair value of the stock option award calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 14, “Stockholders’ Equity,” in our Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information regarding outstanding equity awards at December 31, 2016 for the named executive officers

Outstanding Equity Awards at December 31, 2016

	Option Awards				Stock Awards
	Number of
	Securities					Number of		Market Value of
	Underlying	Number of Securities				Shares or Units		Shares or Units
	Unexercised	Underlying		Option	Option	of Stock that		of Stock that
	Options (#)	Unexercised Options		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	(#) Unexercisable		Price ($)	Date	Vested (#)		Vested ($)(1)
Jeremy Stoppelman	1,601,039	—		7.16	01/05/2021	—		—
	536,666	38,334	(2)	21.18	02/05/2023	—		—
	90,000	—		21.18	02/05/2023	—		—
	31,241	1,359	(3)	53.83	01/08/2025	—		—
	159,825	266,375	(3)	20.47	03/09/2026	—		—
Lanny Baker	—	281,150	(4)	21.51	05/02/2026	—		—
	—	—		—	—	129,038	(5)	4,920,219
Rob Krolik	3,162	—		53.83	03/15/2017 (6)	—		—
Jed Nachman	11,555	—		7.16	01/05/2021	—		—
	141,636	14,667	(2)	21.18	02/05/2023	—		—
	6,927	17,523	(2)	53.83	01/08/2025	—		—
	9,993	43,307	(7)	20.47	03/09/2026	—		—
	—	—		—	—	28,218	(8)	1,075,952
	—	—		—	—	59,602	(9)	2,272,624
Michael
Stoppelman	108,500	—		7.16	03/06/2021	—		—
	176,000	44,000	(2)	28.20	06/05/2023	—		—
	6,675	20,025	(2)	47.79	03/04/2025	—		—
	3,115	10,235	(2)	45.50	04/01/2025	—		—
	8,746	37,904	(7)	20.47	03/09/2026	—		—
	—	—		—	—	49,545	(8)	1,889,151
	—	—		—	—	52,152	(9)	1,988,556
Laurence Wilson	10,000	—		7.16	01/25/2021	—		—
	182,833	14,667	(2)	21.18	02/05/2023	—		—
	6,927	17,523	(2)	53.83	01/08/2025	—		—
	7,500	32,500	(7)	20.47	03/09/2026	—		—
	—	—		—	—	28,218	(8)	1,075,952
	—	—		—	—	44,702	(9)	1,704,487
____________________

(1)	Represents the market value of the unvested shares subject to this RSU based on the closing price of our common stock on December 30, 2016, which was $38.13 per share.

(2)	10% of the shares underlying this option vest in equal monthly installments over the first 12 months following the grant date; 20% of the shares underlying the option vest in equal monthly installments over the second 12 months; 30% of the shares underlying the option vest in equal monthly installments over the third 12 months; and 40% of the shares underlying the option vest in equal monthly installments over the fourth 12 months.

(3)	1/24th of the shares underlying this option vest on a monthly basis over two years following the grant date.
(4)	25% of the shares underlying this option vested on April 15, 2017, with the remainder vesting ratably on a monthly basis over the following three years.
(5)	25% of the shares subject to this RSU vest on May 20, 2017, with the remainder vesting ratably on a quarterly basis over the following three years.
(6)	This expiration date reflects the shortened option term triggered by Mr. Krolik’s termination of employment.
(7)	1/48th of the shares underlying this option vest on a monthly basis over four years following the grant date.
(8)	2.5% of the shares subject to this RSU vest each quarter over the first 12 months following the grant date; 5.0% of the shares vest each quarter over the second 12 months; 7.5% of the shares vest each quarter over the third 12 months; and 10.0% of the shares vest each quarter over the fourth 12 months.

(9)	1/16th of the shares subject to this RSU vest on a quarterly basis over four years following the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table shows certain information regarding option exercises and stock vested during the year ended December 31, 2016.

Option Exercises and Stock Vested in the Year Ended December 31, 2016

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of	Value Realized
	Acquired on	on Exercise	Shares Acquired	on Vesting
Name	Exercise (#)	($)(1)	on Vesting (#)	($)(2)
Jeremy Stoppelman	—	—	—	—
Lanny Baker	—	—	—	—
Rob Krolik	157,333	2,762,155	30,000	902,925
Jed Nachman	61,152	1,414,342	21,816	710,523
Michael Stoppelman	35,000	963,300	23,595	776,730
Laurence Wilson	73,150	1,842,223	18,377	593,536
____________________

(1)	The value realized is calculated as the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of such options, multiplied by the number of shares underlying the options that were exercised.

(2)	The value realized equals the closing price of our common stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day immediately preceding the vesting date, multiplied by the number of shares that vested on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth quantitative estimates of the benefits that each of our named executive officers would be entitled to in connection with certain termination and change in control events pursuant to the Severance Plan. Except with respect to Mr. Krolik, who stepped down as our Chief Financial Officer as of May 8, 2016, the table assumes that the qualifying termination or change in control event, as applicable, occurred on December 31, 2016.

		Lump Sum					Value of
	Salary	Cash		Continuation		Value of	Equity
	Continuation	Severance		of Benefits		Stock	Acceleration
Name	($)	Payment ($)(1)		($)		Award ($)	($)(2)	Total ($)
Jeremy Stoppelman
Qualifying Termination(3)	—	1	(4)	2,973	(5)	—	—	2,974
Qualifying Termination Upon Change in	—	1	(4)	2,973	(5)	—	2,676,963	2,679,937
Control(6)

Lanny Baker
Qualifying Termination(3)	—	325,000	(4)	6,448	(5)	—	—	331,448
Qualifying Termination Upon Change in	—	325,000	(4)	6,448	(5)	—	2,336,357	2,667,804
Control(6)

Rob Krolik(7)	196,354	13,500		7,522		593,100	—	810,476

Jed Nachman
Qualifying Termination(3)	—	325,000	(4)	6,448	(5)	—	—	331,448
Qualifying Termination Upon Change in	—	325,000	(4)	6,448	(5)	—	2,180,975	2,512,422
Control(6)

Michael Stoppelman(8)
Qualifying Termination(3)	—	325,000	(4)	2,973	(5)	—	—	327,973
Qualifying Termination Upon Change in	—	325,000	(4)	2,973	(5)	—	2,491,987	2,819,959
Control(6)

Laurence Wilson
Qualifying Termination(3)	—	325,000	(4)	2,973	(5)	—	—	327,973
Qualifying Termination Upon Change in	—	325,000	(4)	2,973	(5)	—	1,801,489	2,129,462
Control(6)
____________________

(1)	The amount indicated does not include the payment of any accrued salary or vacation that might be due upon termination of employment.
(2)	The value of unvested options that are subject to accelerated vesting and have an exercise price of less than $38.13, the closing price of our common stock on December 31, 2016, is calculated as (a) the difference between $38.13 and the exercise price of the applicable option, multiplied by (b) the number of unvested options subject to accelerated vesting held by the applicable named executive officer. With respect to Messrs. Nachman, M. Stoppelman and Wilson, the value of unvested RSUs subject to accelerated vesting is calculated as the number of RSUs subject to accelerated vesting held by the applicable named executive officer multiplied by $38.13.

(3)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or constructive termination (as such terms are defined in the Severance Plan).
(4)	Represents one year of the executive officer’s base salary in effect as of December 31, 2016.
(5)	Represents six months of payments of premiums for continued health insurance coverage under COBRA, assuming in each case that the executive officer timely elects to receive the benefits. Under the Severance Plan, we would continue to pay for such premiums for six months unless the executive officer earlier (a) becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment, or (b) loses eligibility for continuation coverage under COBRA.

(6)	Represents benefits payable under the Severance Plan upon an involuntary termination without cause or a constructive termination that occurs on or within 12 months following a change in control (as such terms are defined in the Severance Plan).

(7)	Represents benefits paid under the Krolik Transition Agreement, pursuant to which, after stepping down as Chief Financial Officer on May 8, 2016, he remained employed by the Company in an advisory capacity through December 15, 2016, or the Transition Period. These benefits consist of: (a) payment of Mr. Krolik’s salary during the Transition Period; (b) a lump-sum payment of $13,500 paid in exchange for his release of claims against the Company; (c) continuation of Mr. Krolik’s benefits during the Transition Period; and (d) an RSU award covering 30,000 shares of common stock. The value of the RSU award is calculated in accordance with ASC 718 based on the closing price of our common stock on the date of grant. “—Compensation Plans and Arrangements—Severance Arrangements—Krolik Transition Agreement” above.

(8)	Mr. M. Stoppelman resigned from his role as Senior Vice President, Engineering in February 2017; we entered into a transition agreement with him that sets forth the compensation to be paid to him in connection with his transition. See “—Compensation Plans and Arrangements—Severance Arrangements—Michael Stoppelman Transition Agreement” above.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to the Company as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director or more than five percent stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where the Audit Committee would be inappropriate, to another independent committee of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders.

In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources of comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2016, to which we were or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●

any of our directors, executive officers or holders of more than five percent of our common stock, or any immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Related-Person Compensation

For complete descriptions of compensation arrangements for all our directors and named executive officers, see “Information Regarding the Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation,” respectively.

Miriam Warren, our Vice President, Enterprise Engagement and Culture and spouse of our Senior Vice President and General Counsel, Laurence Wilson, received compensation for her services as an employee in the year ended December 31, 2016, including an annualized base salary of $235,000, an option to purchase 8,200 shares of common stock, with an exercise price of $27.60 per share, and RSUs covering 12,065 shares of common stock. Ms. Warren’s stock option vests in equal monthly installments over four years from the date of grant and her RSU vests in equal quarterly installments over four years from the date of grant. In January 2017, the Compensation Committee granted Ms. Warren additional RSUs covering 8,107 shares of common stock, which vest in equal quarterly installments over four years from the date of grant. The payment of such compensation is not considered a related-person transaction covered by our Related-Person Transaction Policy.

Other Benefits. Ms. Warren received our standard U.S. benefits package and $579 in reimbursements for a health club membership. These benefits were provided on the same terms as provided to all of our regular full-time employees.

The Yelp Foundation

In 2011, our Board approved the establishment of The Yelp Foundation, a non-profit organization designed to support consumers and businesses in the communities in which we operate. Ms. Warren and Messrs. J. Stoppelman, Baker, Nachman and Wilson are officers and directors of The Yelp Foundation. As described under “Executive Compensation,” The Yelp Foundation made matching charitable donations of $1,000 to charitable organizations on behalf of each of Messrs. J. Stoppelman, M. Stoppelman, Wilson and Krolik in 2016, as reflected in the Summary Compensation Table.

In addition, in 2016, The Yelp Foundation awarded grants totaling $39,000 to certain local branches of Reading Partners, a non-profit that provides reading instruction to elementary school students reading below grade level. Ms. Warren serves on the San Francisco Bay Area regional board of Reading Partners.

Indemnification

Our Amended and Restated Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition to the indemnification required in our Amended and Restated Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors, officers and certain employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, we and a number of brokers with account holders who are Yelp stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they, as applicable, will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify the Company or your broker. Direct your written request to the Company to the attention of our Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105, or contact our Corporate Secretary at (415) 908-3801.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Laurence Wilson
Corporate Secretary

April 28, 2017

A copy of the Company’s Annual Report to the U.S. Securities and Exchange Commission on Form 10-K for the year ended December 31, 2016 is available without charge upon written request to: Corporate Secretary, Yelp Inc., 140 New Montgomery Street, 9th Floor, San Francisco, California 94105.

YELP INC.
140 NEW MONTGOMERY ST., 9TH FLOOR
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 14, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/Yelp2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 14, 2017. Have your proxy card in hand when you call and then follow the instructions. There is no charge for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29129-Z70187	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELP INC. The Board of Directors recommends you vote FOR all of the following nominees:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Diane M. Irvine
	02)	Mariam Naficy

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as Yelp's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐
3.	To approve, on an advisory basis, the compensation of Yelp's named executive officers, as disclosed in the accompanying proxy statement.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

E29130-Z70187

YELP INC.

Annual Meeting of Stockholders
June 15, 2017 9:00 AM, PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2017 Annual Meeting of Stockholders of YELP INC. and the accompanying Proxy Statement, and hereby appoint(s) Laurence Wilson and Charles Baker, or either of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of YELP INC. that the undersigned stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders of YELP INC. to be held at 9:00 AM, PDT on June 15, 2017 via live audio webcast, and any adjournment or postponement thereof. To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/Yelp2017.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder, with discretionary authority as to any and all other matters that may properly come before the meeting. If no such direction is made, the proxyholders will have the authority to vote FOR each of the nominees listed in Proposal No. 1 and FOR Proposal Nos. 2 and 3.

Continued and to be signed on reverse side